Exhibit 2.3
Execution Version
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EBS MASTER LLC,
ENVOY LLC,
EMDEON MERGER SUB LLC
ERX NETWORK, L.L.C.
AND
LONGHORN MEMBERS REPRESENTATIVE, LLC, AS THE MEMBERS’
REPRESENTATIVE

List of Annexes/Exhibits/Schedules

Annexes
Annex A	-	Defined Terms
Annex B	-	Company Member Written Consent
Annex C	-	Managers and Officers of the Surviving Entity
Annex D	-	Required Consents
Annex E	-	Required Resignations
Annex F	-	Allocation of Merger Consideration
Annex G	-	Estimated Net Working Capital Chart

Exhibits
Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Subscription Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D-1	-	Form of Restrictive Covenant Agreement (General Form)
Exhibit D-2	-	Form of Restrictive Covenant Agreement (National Health Systems)
Exhibit E	-	Form of EBS Master LLC Agreement
Exhibit F	-	Form of Second Amended and Restated Technology Agreement (PDX)
Exhibit G-1	-	Form of Employment Agreement with Mark Lyle
Exhibit G-2	-	Form of Employment and Consulting Agreement with Murray Lyle
Exhibit H	-	Form of Letter of Transmittal
Exhibit I-1	-	Form of Member Release
Exhibit I-2	-	Form of Equity Holder Release
Exhibit J	-	Form of Indemnification Agreement
Exhibit K	-	Form of Option Holder Letter
Exhibit L	-	Form of Current Plan Option Holder Letter

Schedules
Company Disclosure Schedule
Section 3.1	-	Organization and Good Standing
Section 3.2(b)	-	No Conflicts
Section 3.2(c)	-	Consents
Section 3.3(a)	-	Financial Statements
Section 3.4(a)	-	Capitalization
Section 3.4(b)	-	Subsidiaries
Section 3.4(c)	-	Options and Convertible Securities
Section 3.4(d)(i)	-	Pre-Amendment Option Plan
Section 3.4(d)(ii)	-	Current Option Plan
Section 3.5(a)	-	Encumbrances
Section 3.5(b)	-	Assets
Section 3.6(a)	-	Leased Real Property
Section 3.7(c)	-	Tax Returns
Section 3.7(k)	-	Taxes
Section 3.7(m)	-	Taxes
Section 3.7(o)	-	Taxes

Section 3.8(a)	-	Employees
Section 3.8(b)	-	Employment Contracts
Section 3.9(a)	-	Employee Benefits
Section 3.9(h)	-	Increase or Acceleration of Employee Benefits
Section 3.10(a)	-	Legal Proceedings
Section 3.11(b)	-	Governmental Authorizations
Section 3.13	-	Insurance
Section 3.14(a)	-	Material Company Contracts
Section 3.14(b)	-	Material Company Contract Defaults
Section 3.14(c)	-	Material Customers Without Written Contracts
Section 3.15(a)	-	Intellectual Property
Section 3.15(b)	-	Company-Owned Intellectual Property
Section 3.15(c)	-	IP Licenses
Section 3.15(e)	-	Intellectual Property Infringement
Section 3.15(j)	-	Open Source Code
Section 3.15(k)	-	Source Code
Section 3.16	-	Related Persons
Section 3.17	-	No Undisclosed Liabilities
Section 3.18	-	Absence of Certain Changes and Events
Section 3.19(a)	-	Material Customers
Section 3.19(b)	-	Material Suppliers
Section 3.19(c)	-	Notices From Material Suppliers or Material Customers
Section 3.22	-	Bank Accounts
Section 3.24	-	Managers and Officers

Emdeon Disclosure Schedule
Section 4.3	-	Capitalization of EBS Master and Organizational Structure of the Emdeon Entities
Section 4.4	-	Emdeon Financial Statements

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (the “Agreement”), made and entered into as of July 2, 2009, is by and among EBS Master LLC, a Delaware limited liability company (“EBS Master”), Envoy LLC, a Delaware limited liability company which is a wholly-owned indirect subsidiary of EBS Master (“Envoy”), Emdeon Merger Sub LLC, a Texas limited liability company which is a wholly-owned subsidiary of Envoy (“Merger Sub”) (EBS Master, Envoy and Merger Sub, collectively, the “Emdeon Entities”), eRx Network, L.L.C., a Texas limited liability company (the “Company”), and Longhorn Members Representative, LLC, a North Carolina limited liability company, as the Members’ Representative. Capitalized terms used herein and not otherwise defined herein are defined as set forth in Annex A attached hereto.
RECITALS
     WHEREAS, the board of directors or board of managers, as the case may be, of EBS Master, Envoy and Merger Sub have each determined that the merger of the Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of each such entity and its stockholders or members, as the case may be, and have approved this Agreement and the Merger; and
     WHEREAS, the Company Members, pursuant to a written consent executed by the Company Members holding the requisite percentage of the Company Units pursuant to the Company’s organizational documents and applicable Legal Requirements, as of or prior to the date of this Agreement and attached hereto as Annex B, have determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of the Company and the Company Members, and have approved this Agreement and the Merger;
AGREEMENT
     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Texas Limited Liability Company Act (the “TLLCA”) and the Texas Business Organizations Code (the “TBOC”), at the Effective Time, Merger Sub will merge with and into the Company. At the Effective Time, the separate existence of Merger Sub will cease and the Company will continue as the surviving entity of the Merger (the “Surviving Entity”).
     Section 1.2 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the TLLCA and the TBOC. Without limiting the generality of the foregoing, and subject to all applicable provisions of the TLLCA and the TBOC, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Entity, and all debts, liabilities and obligations of the Company and Merger Sub will become the debts, liabilities and obligations of the Surviving Entity.

     Section 1.3 Articles of Organization and Operating Agreement. The articles of organization of the Company in effect immediately prior to the Effective Time will be the articles of organization of the Surviving Entity, until duly amended in accordance with applicable law. The operating agreement of the Company in effect immediately prior to the Effective Time will be the operating agreement of the Surviving Entity, until duly amended in accordance with applicable law.
     Section 1.4 Managers and Officers. The managers and officers of the Surviving Entity immediately after the Effective Time shall be as set forth on Annex C hereto, to serve, in both cases, until their successors shall have been elected and qualified or until otherwise provided by law and the articles of organization and operating agreement of the Surviving Entity.
     Section 1.5 Closing and Effective Time of Merger. The closing of the Merger (the “Closing”) will take place at the offices of Alston & Bird LLP at 2200 Ross Avenue, Suite 3601, Dallas, Texas 75201 concurrently with the execution and delivery of this Agreement (the “Closing Date”). In addition to the other actions contemplated hereunder, Merger Sub and the Company will cause a Certificate of Merger satisfying the requirements of the TLLCA and the TBOC, in the form attached as Exhibit A (the “Certificate of Merger”), to be properly executed, verified and delivered for filing in accordance with the TLLCA and the TBOC on the Closing Date. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the TLLCA and the TBOC (the “Effective Time”).
     Section 1.6 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) The Company shall deliver, or cause to be delivered, to the Emdeon Entities:
               (i) the Certificate of Merger, executed by the Company;
               (ii) subscription agreements in the form attached hereto as Exhibit B (the “Subscription Agreement”), executed by the Company Member Equity Recipients, along with, in the case of any Company Member Equity Recipient who is an individual and is married (unless such individual does not reside in Texas or another community property state), the spouse of such Company Member Equity Recipient;
               (iii) an escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), executed by the Members’ Representative and the escrow agent set forth therein;
               (iv) (a) restrictive covenant agreements in the form attached hereto as Exhibit D-1, executed by each of the Principal Members (other than National Health Systems and Ken Hill, Sr.), and (b) a restrictive covenant agreement in the form attached hereto as Exhibit D-2, executed by National Health Systems and Ken Hill, Sr. (such agreements, collectively, the “Restrictive Covenant Agreements”);
               (v) a signature page to the Fifth Amended and Restated Limited Liability Company Agreement of EBS Master in the form attached hereto as Exhibit E (the “EBS Master LLC Agreement”), executed by each of the Company Member Equity Recipients, along with, in the case of any Company Member Equity Recipient who is an individual and is married (unless such individual does not reside in Texas or another community property state), the spouse of such

Company Member Equity Recipient;
               (vi) the Second Amended and Restated Technology Agreement by and between the Company, Envoy, PDX, Inc., PCI Professional Systems, Inc., and Freedom Data Systems, Inc. in the form attached hereto as Exhibit F, entered into by each of the parties thereto;
               (vii) (a) an employment agreement between Emdeon Business Services LLC and Mark Lyle in the form attached as Exhibit G-1 (the “Mark Lyle Employment Agreement”), executed by Mark Lyle, and (b) an employment and consulting agreement between Emdeon Business Services LLC and Murray Lyle in the form attached as Exhibit G-2 (the “Murray Lyle Employment and Consulting Agreement”), executed by Murray Lyle;
               (viii) (A) a statement in accordance with Treasury Regulation Section 1.1445-11T(d)(2)(i) issued by the Company as of the Closing Date and signed by an officer of the Company under penalties of perjury and duly authorized by the Company’s Board of Managers, certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents; and (B) if applicable, any certificate, affidavit or other documentation required to establish that no withholding is required under applicable state, local and foreign Tax laws;
               (ix) a copy of the resolutions of the Board of Managers of the Company (the “Board of Managers”) providing for (i) the termination of the Current Option Plan, and (ii) the settlement and cancellation of all Current Plan Options in accordance with Section 2.6(b);
               (x) (A) the articles of organization (or similar organizational documents) of the Company and each of its Subsidiaries (other than eRx Network Canada, Inc.), each certified by the Secretary of State (or similar authority) of the applicable jurisdiction of organization of each such entity as of a date within ten (10) Business Days prior to the Closing Date, and a notarized copy of the articles of organization of eRx Network Canada, Inc. from Don Collie, the solicitor of eRx Network Canada, Inc., and (B) a certificate of good standing (or similar certification) for the Company and each of its Subsidiaries, from the applicable jurisdiction of organization of each such entity, each dated within ten (10) Business Days prior to the Closing Date;
               (xi) a certificate of the Secretary of the Company (A) certifying, as complete and accurate as of the Closing, attached copies of the operating agreement of the Company, (B) certifying and attaching all requisite resolutions or actions of the Company Members approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (C) certifying to the incumbency of the officers and managers of the Company executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
               (xii) consents with respect to the Company Contracts listed on Annex D attached hereto;
               (xiii) resignations effective as of the Effective Time of each of the members of the board of managers and/or board of directors of the Company and its Subsidiaries set forth on Annex E, executed by such individuals;

               (xiv) a pay-off letter executed by JPMorgan Chase Bank, NA providing for, at Closing, the termination of the Company Credit Facility, and the termination of all security interests under the Company Credit Facility with respect to the assets of the Company and its Subsidiaries (including the authorization of the filing of all necessary UCC-1 termination statements and other necessary documentation in connection with the termination of such security interests); and
               (xv) a funds flow statement in form mutually acceptable to the Emdeon Entities and the Company (the “Funds Flow Statement”), executed by the Company.
          (b) The Emdeon Entities shall deliver, or caused to be delivered, to the Members’ Representative:
               (i) the Certificate of Merger, executed by Merger Sub;
               (ii) the Closing Cash Consideration required to be paid at Closing, payable as provided in Section 2.2(d) below;
               (iii) the Subscription Agreements, executed by the Emdeon Entities;
               (iv) the Escrow Agreement, executed by the Emdeon Entities, together with the delivery of the Escrowed Consideration to the escrow agent thereunder (the “Escrow Agent”);
               (v) the Restrictive Covenant Agreements, executed by the Emdeon Entities;
               (vi) the EBS Master LLC Agreement, executed by EBS Master and each of the members of EBS Master;
               (vii) the Mark Lyle Employment Agreement, executed by Emdeon Business Services LLC, and the Murray Lyle Employment and Consulting Agreement, executed by Emdeon Business Services LLC;
               (viii) (A) the certificate of formation of EBS Master and Envoy and the articles of organization of Merger Sub, each certified by the Secretary of State (or similar authority) of the applicable jurisdiction of organization of each such Emdeon Entity as of a date within ten (10) Business Days of the Closing Date, and (B) certificates of good standing (or similar certification) of each Emdeon Entity from the jurisdiction of organization of each such Emdeon Entity, each dated within ten (10) Business Days prior to the Closing Date;
               (ix) a certificate of the Secretary of Envoy, EBS Master and Merger Sub (A) certifying, as complete and accurate as of the Closing, attached copies of the limited liability company agreement of Envoy, EBS Master and Merger Sub, (B) certifying and attaching all requisite resolutions or actions of EBS Master’s board of directors, acting on behalf of EBS Master, Envoy and Merger Sub, approving the execution and delivery of this Agreement by Envoy, EBS Master and Merger Sub and the consummation of the transactions contemplated hereby, and (C) certifying to the incumbency of the officers of Envoy, EBS Master and Merger Sub executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby; and

               (x) the Funds Flow Statement, executed by the Emdeon Entities.
ARTICLE II
CONVERSION OF SECURITIES
     Section 2.1 Conversion of Units of Membership Interest of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the Emdeon Entities, the Company or the respective members thereof, each unit of the membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable unit of membership interest of the Surviving Entity.
     Section 2.2 Conversion of Company Units.
          (a) Cancellation of Company Units. As of the Effective Time, by virtue of the Merger and without any action on the part of the Emdeon Entities, the Company or the respective members thereof, each Company Unit issued and outstanding immediately prior to the Effective Time shall cease to exist, any certificates for such Company Units shall be canceled and no units or other equity interest of the Surviving Entity shall be exchanged therefor; provided, however, that each Company Member holding such Company Units shall be entitled, upon delivery (which delivery may be made electronically via .pdf copy on the Closing Date, to be followed promptly thereafter by physical delivery) of (i) a letter of transmittal in the form attached hereto as Exhibit H (the “Letters of Transmittal”), in each case duly executed by such Company Member (and, for any Company Member who is an individual and is married (unless such individual does not reside in Texas or another community property state), the spouse of such Company Member), together with any certificates representing the Company Units held by such Company Member (and, in the case of any lost or damaged certificates representing the Company Units held by such Company Member, an affidavit of lost or damaged certificate in respect thereof), (ii) (A) in the case of any Person who is a Principal Member, a release in the form attached hereto as Exhibit I-1 (the “Member Releases”) duly executed by such Principal Member (and, for any Principal Member who is an individual and is married (unless such individual does not reside in Texas or another community property state), the spouse of such Principal Member), and (b) in the case of any Person who is not a Principal Member, a release in the form attached hereto as Exhibit I-2 (the “Equity Holder Releases”) duly executed by such Person (and, for any such Person who is an individual and is married (unless such individual does not reside in Texas or another community property state), the spouse of such Person), and (iii) in the case of each of Mark Lyle, Murray Lyle, Marty Monroe, National Health Systems, Inc. and Alan Waldrop, an indemnification agreement in the form attached hereto as Exhibit J, duly executed by each such person (such agreements, collectively, the “Indemnification Agreements”; the Letters of Transmittal, the Member Releases, the Equity Holder Releases and the Indemnification Agreements, collectively, the “Company Member Closing Documents”), to the portion of the Merger Consideration set forth across from such Company Member’s name on Annex F. As set forth in Section 2.2(f) below, the Members’ Representative will not receive Company Member Closing Documents with respect to certain of the Company Members at Closing, and the Merger Consideration payable by the Emdeon Entities in respect thereof will be withheld at the Closing and will be paid following the Closing in accordance with Section 2.2(f).
          (b) Aggregate Merger Consideration. Prior to adjustment pursuant to Section 2.3, and subject to Section 2.2(e) and Section 2.2(f), the aggregate merger consideration payable for the issued and outstanding Company Units and Options (the “Merger Consideration”) shall be (i) cash in an amount equal to $75,000,000 (the “Base Cash Consideration”), plus (ii) 1,850,000 EBS

Master Units (the “Base EBS Master Units”). The Merger Consideration will be payable to the Company Members in the manner provided in Section 2.2(c) below.
          (c) Per Unit Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the Emdeon Entities, the Company or the respective members thereof, but subject to Section 2.2(e), Section 2.2(f), Section 2.3 and Section 2.6:
               (i) the Company Units issued and outstanding immediately prior to the Effective Time held by each of the Company Member Equity Recipients shall be converted into the right to receive the following consideration: (A) cash in the amount set forth opposite such Company Member Equity Recipient’s name on Annex F, and (B) the number of EBS Master Units set forth opposite such Company Member Equity Recipient’s name on Annex F;
               (ii) the Company Units issued and outstanding immediately prior to the Effective Time held by Company Members other than the Company Member Equity Recipients shall be converted into the right to receive cash in the amount set forth opposite such Company Member’s name on Annex F; and
               (iii) the Options held by each of the Option Holders shall be converted into the right to receive cash in the amount set forth opposite the applicable Option Holder’s name on Annex F pursuant to Section 2.6 hereof.
     Annex F sets forth, with respect to each of the Company Members and Option Holders (i) (x) the total Base Cash Consideration payable to such Company Member or Option Holder pursuant to this Article II, and, with respect to the Company Member Equity Recipients, such Company Member’s interest in the Escrowed Cash, and (ii) the total number of EBS Master Units issuable to such Company Member (if a Company Member Equity Recipient) at Closing pursuant to this Article II, and, with respect to the Company Member Equity Recipients, such Company Member’s interest in the Escrowed EBS Master Units.
          (d) Payment of Merger Consideration. At the Closing, as reflected in the Funds Flow Statement:
               (i) The Emdeon Entities shall pay the Base Cash Consideration, less (x) the Escrowed Cash; (y) any Base Cash Consideration authorized by the Members’ Representative to be paid at Closing to third parties in connection with transaction or other third-party fees as provided in the Funds Flow Statement (“Members’ Representative Authorized Payments”); and (z) any Base Cash Consideration withheld by the Emdeon Entities in accordance with Section 2.2(f) or the proviso in Section 2.6 (the “Closing Cash Consideration”), by wire transfer of immediately available funds, to the Members’ Representative, for the benefit of the Company Members (and the Members’ Representative will distribute such Closing Cash Consideration to the Company Members and the Option Holders in accordance with this Article II and Annex F); and
               (ii) EBS Master shall issue to the Company Member Equity Recipients the EBS Master Units issuable pursuant to the terms set forth herein by delivering to the Members’ Representative the EBS Master LLC Agreement with an updated Exhibit A reflecting the Company Member Equity Recipients’ ownership of such EBS Master Units (subject to the escrow of the Escrowed EBS Master Units as set forth in Section 2.2(e) below and the terms of the Escrow Agreement).

          (e) Escrowed Consideration. At the Closing, the Emdeon Entities shall deliver to the Escrow Agent under the Escrow Agreement, for deposit into an escrow fund on behalf of the Company Member Equity Recipients, $4,750,000 of the Base Cash Consideration (the “Escrowed Cash”) and 758,000 of the Base EBS Master Units (the “Escrowed EBS Master Units”), and, together with the Escrowed Cash, the “Escrowed Consideration”) that, in each case, was otherwise payable to the Company Member Equity Recipients. Pursuant to the Escrow Agreement, the Escrowed Consideration shall be distributed to the Members’ Representative, for the benefit of the Company Member Equity Recipients, and/or the Emdeon Entities, pursuant to the terms of the Escrow Agreement.
          (f) Delayed Payment of Base Cash Consideration. As of the Closing, the parties acknowledge and agree that each of the Company Members holding non-voting Company Units (other than Richard Sage, Kevin Mahoney, Derrick White, Mark Wilgus, James Fehring, and Loretta Lane) will not have delivered the Company Member Closing Documents required to be delivered by such Company Members as a condition to receiving their Merger Consideration pursuant to Section 2.2(a) (such Company Members, the “Non-Delivering Company Members”). As set forth in the Funds Flow Statement, the Emdeon Entities are withholding from the Base Cash Consideration otherwise payable to the Members’ Representative at the Closing the portion of such Base Cash Consideration allocable to such Non-Delivering Company Members as set forth on Annex F. The Members’ Representative will use its reasonable best efforts to collect all Company Member Closing Documents from the Non-Delivering Company Members on or prior to July 7, 2009. On July 7, 2009, the Members’ Representative will deliver (which delivery may be made electronically via .pdf copy on July 7, 2009, to be followed promptly thereafter by physical delivery) to the Emdeon Entities all Company Member Closing Documents received by such date from the Non-Delivering Company Members who have executed and delivered all Company Member Closing Documents required pursuant to Section 2.2(a), and the Emdeon Entities shall pay to the Members’ Representative the total Base Cash Consideration previously withheld by the Emdeon Entities allocable to all such Non-Delivering Company Members as set forth on Annex F (and the Members’ Representative will distribute such Merger Consideration to such Non-Delivering Company Members in accordance with this Article II and Annex F). Thereafter, in the event that the Members’ Representative delivers to the Emdeon Entities all Company Member Closing Documents required pursuant to Section 2.2(a) in respect of any Non-Delivering Company Member who has not previously delivered such documents, the Emdeon Entities shall, within three (3) Business Days following the delivery of such documents to the Emdeon Entities, pay to the Members’ Representative the total Base Cash Consideration previously withheld by the Emdeon Entities allocable to such Non-Delivering Company Member as set forth on Annex F (and the Members’ Representative will distribute such Merger Consideration to such Non-Delivering Members in accordance with this Article II and Annex F); provided, however, that, notwithstanding the foregoing, none of the Emdeon Entities, the Company or the Surviving Entity shall be liable to any Company Member for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.
     Section 2.3 Adjustment to Base Cash Consideration.
          (a) Closing Date Net Working Capital Calculation.
               (i) Attached as Annex G is the estimated Closing Date Balance Sheet (the “Estimated Closing Date Balance Sheet”) as of 11:59 p.m. on June 30, 2009, as estimated by the Company and reviewed by the Emdeon Entities, in each case in good faith.

               (ii) Within sixty-five (65) days following the Closing Date, the Emdeon Entities shall prepare and deliver to the Members’ Representative a written statement (the “Closing Statement”) setting forth (A) a consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Closing Date Balance Sheet”), (B) a calculation of the Net Working Capital Amount as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Closing Date Net Working Capital Amount”) (it being understood that the Closing Date Net Working Capital Amount will not take into account any liabilities satisfied at Closing via any Members’ Representative Authorized Payments), (C) a calculation of all amounts collected during the 60-day period following the Closing by the Surviving Entity in respect of all the Closing Receivables (excluding the Happy Harry Receivable) (the “Collected Receivables Amount”), and (D) the Happy Harry Impairment (if any). The Closing Date Balance Sheet shall be prepared in accordance with GAAP and (except to the extent inconsistent with GAAP) the Company’s Accounting Practices and Procedures. The Members’ Representative and its accountants shall be entitled to review the Closing Statement, and any working papers, trial balances and similar materials relating to the Closing Statement and the calculation of the Closing Date Net Working Capital Amount, Collected Receivables Amount and the Happy Harry Impairment (if any) prepared by the Emdeon Entities or their accountants. The Emdeon Entities shall also provide the Members’ Representative and its accountants with reasonable access, during normal business hours, to the Emdeon Entities’ relevant employees and outside accountants, properties, books and records to the extent involved with or related to the preparation of the Closing Statement.
               (iii) If, within thirty (30) days following delivery of the Closing Statement, the Members’ Representative has not given the Emdeon Entities written notice of its objection to the Closing Date Net Working Capital Amount, Collected Receivables Amount and the Happy Harry Impairment (if any) (which notice shall state in reasonable detail the basis of the Members’ Representative’s objection), then the Emdeon Entities’ calculation of the Closing Date Net Working Capital Amount, Collected Receivables Amount and the Happy Harry Impairment (if any) shall be binding and conclusive on the parties for all purposes hereunder.
               (iv) If the Members’ Representative gives the Emdeon Entities such notice of objection within the thirty (30)-day period, and if the Members’ Representative and the Emdeon Entities fail to resolve the issues outstanding with respect to the Emdeon Entities’ calculation of the Closing Date Net Working Capital Amount or the Collected Receivables Amount or the Happy Harry Impairment (if any) within thirty (30) days of the Emdeon Entities’ receipt of Members’ Representative’s objection notice, the Members’ Representative and the Emdeon Entities shall submit the issues remaining in dispute to a nationally recognized certified public accounting firm mutually selected by Members’ Representative and EBS Master that has not performed accounting, tax or audit services for any of the Emdeon Entities, the Company, the Principal Members or any of their respective Affiliates during the past three (3) years (the “Independent Accountants”), for resolution in accordance with the terms of this Agreement. If issues are submitted to the Independent Accountants for resolution, (A) the Members’ Representative and the Emdeon Entities shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Emdeon Entities and the Members’ Representative within 30 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in calculation of the Closing Date Net

Working Capital Amount, the Happy Harry Impairment and/or, subject to Section 2.3(c), the Collected Receivables Amount; and (C) the Members’ Representative and the Emdeon Entities will each bear 50% of the fees and costs of the Independent Accountants for such determination.
               (v) If (A) the sum of (1) the Closing Date Net Working Capital Amount, plus (2) the Collected Receivables Amount as finally determined pursuant to this Section 2.3, minus the Happy Harry Impairment (if any) exceeds (B) the Reference Net Working Capital Amount, the Emdeon Entities shall pay to the Members’ Representative, for the account of the Company Members, the amount of such excess in accordance with this Section 2.3(a)(v). If (A) the sum of (1) Closing Date Net Working Capital Amount, plus (2) the Collected Receivables Amount as finally determined pursuant to this Section 2.3, minus the Happy Harry Impairment (if any) is less than (B) the Reference Net Working Capital Amount, the Members’ Representative, on behalf of the Company Members, shall cause such shortfall to be paid to the Emdeon Entities out of the Escrowed Consideration pursuant to this Section 2.3(a)(v) and the Escrow Agreement. All amounts owed pursuant to this Section 2.3(a)(v) by the Emdeon Entities to the Members’ Representative, on the one hand, or by the Members’ Representative to the Emdeon Entities, on the other hand, are referred to as the “Final Adjustment Amount.” In the event any payment is owed by the Emdeon Entities hereunder, payment by the Emdeon Entities of the Final Adjustment Amount shall be paid by delivery of immediately available funds to the Members’ Representative within five Business Days after the date of final determination. In the event any payment is owed by the Members’ Representative hereunder, the Members’ Representative shall direct the Escrow Agent under the Escrow Agreement to make such payment to the Emdeon Entities within five Business Days after the date of final determination.
          (b) Treatment for Tax Purposes. Any payments made under this Section 2.3 shall be treated by the Emdeon Entities, the Company and the Company Members as an adjustment to the Base Cash Merger Consideration for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Base Cash Merger Consideration for tax purposes.
          (c) Closing Receivables. For a period of 120 days following the Closing, the Surviving Entity shall use commercially reasonable efforts at least as diligent as those used in the Ordinary Course of Business prior to the Closing to collect the full value of the Closing Receivables (it being understood that Mark Lyle will be responsible, subject to his obligations pursuant to the terms of the Mark Lyle Employment Agreement, for directing such collections efforts, which will be conducted consistent with past practice of the Company). In the event that any amounts in respect of the Closing Receivables are uncollected as of the end of the 60-day period following the Closing (and therefore are not included in the Collected Receivables Amount), but are collected by the Surviving Entity during the 60-day period immediately following the 60-day period following the Closing (such subsequent 60 day period, the “Second Look Period”; any such collections, the “Second Look Collections”), then the Emdeon Entities shall, within five Business Day of the end of the Second Look Period, pay the Members’ Representative, for the account of the Company Members, the amount of any such Second Look Collections.
     Section 2.4 Required Withholding. The Emdeon Entities and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as it may be required to deduct and withhold therefrom under the Code or under any provision of state, local or foreign Tax laws or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
     Section 2.5 Tax Treatment of Transaction. For U.S. Federal income Tax purposes, the Company, the Company Members and the Emdeon Entities shall report the Merger as a partnership merger pursuant to Treasury Regulations section 1.708-1(c) taking the “assets-over form.” In accordance with the “assets-over form” under Treasury Regulations section 1.708-1(c)(3)(i), the Company will be treated as contributing all of its assets and liabilities to EBS Master in exchange for the Merger Consideration, and EBS Master will be treated as the “resulting partnership” and the Company will be treated as the “terminated partnership.” The parties agree that the Base Cash Consideration (and any other cash required to be paid to the Company or the Company Members hereunder) and any liabilities of the Company assumed by EBS Master or any liabilities to which the deemed contributed assets are subject, as applicable, shall be treated as payments made to the Company as part of a disguised sale pursuant to Code section 707(a)(2)(B) and the applicable Treasury Regulations thereunder and such treatment shall be governed by such provisions in the Code and applicable Treasury Regulations thereunder; provided, however, that the parties agree that Treasury Regulations section 1.707-4 shall have no application to such consideration. No party will take a position inconsistent with the treatment described in this Section 2.5 for any U.S. federal income Tax purpose.
     Section 2.6 Options.
          (a) Effective immediately prior to the Effective Time, the Company has entered into letter agreements with each of the holders (the “Option Holders”) of outstanding options of the Company (the “Options”) granted pursuant to the Pre-Amendment Option Plan (the Options granted pursuant to the Pre-Amendment Option Plan, the “Pre-Amendment Plan Options”) in the form attached hereto as Exhibit K (the “Option Letter Agreements”), pursuant to which each Pre-Amendment Plan Option (i) that would not otherwise be vested and exercisable immediately prior to the Effective Time will become fully vested and exercisable immediately prior to the Effective Time and (ii) will be converted at the Effective Time solely into the right to receive a portion of the Merger Consideration as set forth below. By virtue of the foregoing, the Pre-Amendment Plan Options held by each Option Holder shall be converted at the Closing into the right to receive cash in the amount set forth opposite such Option Holder’s name on Annex F (the “Pre-Amendment Plan Option Payments”) (it being acknowledged that, as set forth in the Option Letter Agreements, (i) no portion of any such Pre-Amendment Plan Option Payment will be included in the Escrowed Cash, and (ii) the Option Holders will not be entitled to receive any portion of any Final Adjustment Amount payable by the Emdeon Entities pursuant to Section 2.3 hereof).
          (b) Effective immediately prior to Effective Time, the Board of Managers has approved a resolution providing that all Options granted pursuant to the Current Option Plan (the Options granted pursuant to the Current Option Plan, the “Current Plan Options”) will be settled and cancelled solely in exchange for the right to receive a portion of the Merger Consideration as set forth below. By virtue of the foregoing, the Current Plan Options held by each Option Holder shall be converted at the Closing into the right to receive cash in the amount set forth opposite such Option Holder’s name on Annex F (the “Current Plan Option Payment”; together with the Pre-Amendment Plan Option Payments, the “Option Payments”) (it being acknowledged that (i) no portion of the Current Plan Option Payments will be included in the Escrowed Cash, and (ii) the Option Holders will not be entitled to receive any portion of any Final Adjustment Amount payable by the Emdeon Entities pursuant to Section 2.3 hereof). Immediately following the Closing, the Surviving Entity and the Members’ Representative will cooperate to deliver to each of the holders of the Current Plan Options (a) the letter in the form of Exhibit L attached hereto notifying such holders of the settlement and cancellation of such Current Plan Options in accordance with this Section 2.6(b), and (b) along with the letter, the Current Plan Option Payment payable by the Members’ Representative to such holder pursuant to Section 2.6(c) below.
          (c) The Option Payments will comprise a portion of the Base Cash Consideration payable by the Emdeon Entities by wire transfer of immediately available funds at Closing to the Members’ Representative (and the Members’ Representative will distribute such Option Payments to the Option Holders in accordance with Annex F); provided, however, that (i) the Option Payments otherwise payable by the Emdeon Entities to the Members’ Representative shall be subject to reduction for the amount of federal, state or other Taxes that the Emdeon Entities, the Company or the Surviving Entity are required to withhold with respect to such payments as reflected in the Funds Flow Statement, and (ii) the Members’ Representative will distribute the Option Payments in respect of the Current Plan Options in accordance with the last sentence of Section 2.6(b).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule provided by the Company to the Emdeon Entities on the date hereof and accepted in writing by EBS Master (the “Company Disclosure Schedule”), the Company represents and warrants as of the date of this Agreement to the Emdeon Entities as set forth in this Article III (it being understood that the Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosures in any section or paragraph of the Company Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article III and (b) other sections or paragraphs in this Article III to the extent that it is reasonably clear from a reading of the disclosure and such other sections or paragraphs that such disclosure also qualifies or applies to such other section or paragraph):
     Section 3.1 Organization and Good Standing. The Company and each Subsidiary of the Company is a limited liability company or corporation, as applicable, duly formed or organized, as applicable, validly existing, and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, with full limited liability company or corporate power and authority, as applicable, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. The Company and each Subsidiary of the Company is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to be so qualified, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. Each jurisdiction in which the Company or any Subsidiary of the Company was organized and is qualified to do business is listed on Section 3.1 of the Company Disclosure Schedule. Complete and accurate copies of the organizational documents of the Company and each Subsidiary of the Company have been made available to the Emdeon Entities in the Data Room. Section 3.1 of the Company Disclosure Schedule lists each State in which the Company or its Subsidiaries has either tangible property or one or more employees, or both.
     Section 3.2 Authority; No Conflict.

          (a) This Agreement constitutes the legal, valid, and binding obligation of the Company and the Members’ Representative, enforceable against the Company and the Members’ Representative in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Company and the Members’ Representative of each of the documents and instruments to be executed and delivered by the Company and the Members’ Representative at Closing pursuant to Section 1.6(a) (collectively, the “Company Closing Documents”), each of the Company Closing Documents will constitute the legal, valid, and binding obligation of the Company and the Members’ Representative, as applicable, enforceable against the Company and the Members’ Representative in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has all requisite power, authority and capacity to execute and deliver this Agreement and the Company Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company action by the Company. An appropriate number of Company Members have, pursuant to the Company’s operating agreement and the TLLCA, adopted by a written consent resolutions approving and adopting the Merger, this Agreement and the transactions contemplated hereby, a copy of which is attached hereto as Annex A.
          (b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation or performance of the transactions contemplated hereby by the Company will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of the Company or any Subsidiary of the Company, (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which the Company or any Subsidiary of the Company is subject, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, (iv) breach any provision of, give any Person the right to declare a default or imposition of any penalty under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, Material Company Contract (including, without limitation, any change of control provision thereof); or (v) result in the creation or imposition of any Encumbrance upon any of the assets of the Company or any Subsidiary of the Company.
          (c) Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, neither the Company, nor any Subsidiary of the Company is or will be required to give any notice to or obtain any consent or approval from (i) any Governmental Authority, or (ii) any party to any Material Company Contract, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     Section 3.3 Financial Statements.
          (a) The Company has made available to the Emdeon Entities the following financial statements, copies of which are attached as Section 3.3(a) of the Company Disclosure Schedule: (i) the audited consolidated financial statements of the Company and its Subsidiaries as of

December 31, 2008, 2007 and 2006, including the balance sheet and the related statements of operations, statements of changes in members’ equity and statements of cash flows of the Company and its Subsidiaries as of and for the fiscal years then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein (the “Audited Financial Statements”); and (ii) the unaudited financial statements of the Company and its Subsidiaries as of May 31, 2009 (the “Reference Balance Sheet Date”), including the balance sheet and the related statement of operations and statement of cash flows of the Company and its Subsidiaries as of and for the five (5) month period then ended (such financial statements, the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Financial Statements) and normal recurring year end adjustments (the effect of which would not reasonably be expected, individually or in the aggregate, to be material)). The Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. The Financial Statements have been prepared in all material respects in accordance with the books and records of the Company and its Subsidiaries. The accounts receivable reflected in the accounting records of the Company and its Subsidiaries as of the Closing represent or will represent valid obligations arising from sales actually made or services actually performed by the Company or its Subsidiaries in the ordinary course of business.
          (b) To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received or has otherwise become aware of any written complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable or improper accounting practices.
          (c) The operations of eRx Network Canada, Inc. are fairly presented in all material respects in the Financial Statements covering periods since its formation.
     Section 3.4 Capitalization.
          (a) Section 3.4(a) of the Company Disclosure Schedule sets forth the total number of issued and outstanding Company Units with respect to each class of Company Unit, the name and address of each record holder of such Company Units, and the number and class of Company Units held by each such record holder. The Company Units have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal. The Company has not violated the Securities Act or other applicable Legal Requirements in connection with the offer, sale or issuance of its units or any other ownership interest or equity securities. All of the issued and outstanding Company Units are validly issued, fully paid and nonassessable.
          (b) Section 3.4(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Subsidiary of the Company, listing for each Subsidiary its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Subsidiary, the percentage of equity or ownership interest of such Subsidiary owned by the Company or a Subsidiary of the Company (and, with respect to any such Subsidiary in which the Company or any Subsidiary of the Company hold less than 100% of the outstanding ownership interests, the Persons holding the remaining ownership interest and the percentage of equity or ownership interest held by such

Persons) and, for each Subsidiary that is a corporation, the number of authorized and issued and outstanding shares of each class of capital stock of such Subsidiary, and (ii) all other Persons in which the Company or any Subsidiary of the Company owns, of record or beneficially, any direct or indirect equity or ownership or other similar interest or any right (contingent or otherwise) to acquire the same, listing for each Person its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Person, the percentage of stock or other equity or ownership interest of such Person owned by the Company or a Subsidiary of the Company and, for each such Person that is a corporation, the authorized and outstanding capital stock of each such Person. The units or capital stock or other equity or ownership interests of each Subsidiary of the Company has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal. No Subsidiary of the Company has violated the Securities Act or other applicable Legal Requirements in connection with the offer, sale or issuance of its equity securities or any ownership interests. All of the shares of each Subsidiary of the Company that is a corporation are validly issued, fully paid and nonassessable. The Company and/or the Subsidiaries of the Company are the record and beneficial owner of all of the outstanding shares or other equity or ownership interests of each Subsidiary of the Company set forth as held by the Company and/or its Subsidiaries on Section 3.4(b) of the Company Disclosure Schedule, free and clear of any Encumbrances.
          (c) Except as set forth on Section 3.4(c) of the Company Disclosure Schedule, there are no (i) outstanding obligations, options, warrants, convertible units or other rights, agreements, arrangements or commitments of any kind relating to the ownership interests of the Company or any Subsidiary of the Company, or units or securities convertible or exchangeable into capital stock or other equity or ownership interests of the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of, or any other equity or ownership interests in, the Company or any Subsidiary of the Company, (ii) outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any units, shares of its capital stock or other ownership or equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (iii) voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the units or capital stock or other equity or ownership interests of the Company or any Subsidiary of the Company.
          (d) All Options granted by the Company prior to January 1, 2009 were granted pursuant to the form of Nonvoting Membership Unit Option Plan (the “Pre-Amendment Option Plan”) attached to Section 3.4(d)(i) of the Company Disclosure Schedule, which Pre-Amendment Option Plan has been restated and amended in the form of the Current Option Plan. All Options granted by the Company on or after January 1, 2009 were granted pursuant to the form of Nonvoting Membership Unit Option Plan (the “Current Option Plan”) attached to Section 3.4(d)(ii) of the Company Disclosure Schedule. Pursuant to the Current Option Plan, the Board of Managers has the power to cause all Options granted under the Current Option Plan to be cancelled and settled in cash in connection with the transactions contemplated hereby without any further action required by the holder of such Option.
     Section 3.5 Assets.
          (a) Except as set forth on Section 3.5(a) of the Company Disclosure Schedule or in respect of Intellectual Property as set forth on Section 3.15(b) of the Company Disclosure

Schedule, the Company and its Subsidiaries have good and valid title to, or a valid and enforceable right to use under a Company Contract, all property and assets (whether tangible or intangible) used or held for use by the Company or any Subsidiary of the Company in connection with their business, including all such assets reflected in the Financial Statements or acquired since the Reference Balance Sheet Date, free and clear of all Encumbrances other than Permitted Encumbrances.
          (b) Section 3.5(b) of the Company Disclosure Schedule sets forth all items of machinery, equipment, furniture and other tangible personal property (other than inventory) owned by the Company and its Subsidiaries with an initial, nondepreciated book value of at least $5,000. Each such item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business.
     Section 3.6 Real Property.
          (a) Section 3.6(a) of the Company Disclosure Schedule sets forth a list of all real property leases under which the Company or any Subsidiary of the Company leases real property as a lessee or sublessee (the “Company Real Property Leases”; all real property in which the Company or any of its Subsidiaries hold a leasehold interest, whether as lessee or sublessee, the “Leased Real Property”). Except for the Leased Real Property and the Company Real Property Leases identified in Section 3.6(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any interest (fee, leasehold or otherwise) in any real property. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property. The Company and its Subsidiaries hold a valid leasehold interest in the Leased Real Property free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances set forth on Section 3.5(a) of the Company Disclosure Schedule.
          (b) The use of the Leased Real Property by the Company and its Subsidiaries for the purposes for which it is currently being used conforms in all material respects to all applicable Legal Requirements. To the Knowledge of the Company, there are no pending or threatened eminent domain, condemnation, zoning, or other Proceedings affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder in any material respect the continued use of the Leased Real Property as currently used in the conduct of the business of the Company and its Subsidiaries.
          (c) True and complete copies of the Company Real Property Leases have been made available to the Emdeon Entities in the Data Room.
     Section 3.7 Taxes.
          (a) Each of the Company and its Subsidiaries have filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as disclosed on Section 3.7(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
          (b) Each of the Company and its Subsidiaries have withheld and paid (i) all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and (ii) all Taxes required to be withheld in respect of any amount distributed to or allocable to any Company Member.
          (c) To the Knowledge of the Company, no Governmental Authority may assess any additional Taxes on the Company or any of its Subsidiaries for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or any of its Subsidiaries. Section 3.7(c) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Emdeon Entities correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since January 1, 2006.
          (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority), or has any current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. Neither the Company nor any of its Subsidiaries (A) has been a member of an “affiliated group” within the meaning of Code § 1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (f) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Reference Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the Reference Balance Sheet Date, neither the Company nor any Subsidiary has incurred any liability for Taxes outside the Ordinary Course of Business.
          (g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
               (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
               (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
               (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or
               (iv) prepaid amount received on or prior to the Closing Date.
          (h) All books and records relating to Taxes (including related workpapers) have been adequately maintained for all periods ending on or after December 31, 2005 (or for periods that the statute of limitations remains open).
          (i) All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by the Company or any Subsidiary of the Company to the Company or any other Subsidiary or Affiliate of the Company are made on an arms’ length basis within the meaning of Code § 482 and the regulations and rulings promulgated thereunder. No claim has been asserted in writing by any Governmental Authority that the Company or any of its Subsidiaries is liable for any Taxes based on Code § 482 or comparable provisions of other applicable law.
          (j) Neither the Company nor any of its Subsidiaries has received a written opinion of counsel as to any material Tax consequences.
          (k) Section 3.7(k) of the Company Disclosure Schedule sets forth a description of all transactions with respect to which the Company or any of its Subsidiaries has received a ruling request from any Taxing authority and contains a copy of such ruling requests and the corresponding rulings.
          (l) There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
          (m) Section 3.7(m) of the Company Disclosure Schedule sets forth all Tax grants, abatements or incentives granted or made available by any Governmental Authority for the benefit of the Company or its Subsidiaries, and any conditions Known to the Company relating to the continued availability of such Tax grants, abatements or incentives to the Company and its Subsidiaries, or events or circumstances otherwise Known to the Company which could impair the ability of the Emdeon Entities or the Company or any Subsidiary of the Company to utilize such Tax grants, abatements or incentives following the Closing.

          (n) (i) Since its formation, the Company has been taxed as a partnership for federal income Tax purposes, and (ii) since its formation, eRx Audit, L.L.C. has been a wholly-owned subsidiary of the Company that has been disregarded as a separate entity from the Company for federal income Tax purposes.
     Section 3.8 Employees.
          (a) Section 3.8(a) of the Company Disclosure Schedule sets forth the following information (to the extent applicable) with respect to each employee of the Company and its Subsidiaries, including each employee on leave of absence or layoff status: name, job title, current annual base salary or current wages, 2009 bonus target, 2009 bonus, and paid time off that is accrued but unused. Section 3.8(a) of the Company Disclosure Schedule also sets forth the name of any independent contractors who render services on a regular basis to, or are under contract with, the Company or any of its Subsidiaries and are engaged in the provision of Company goods and services. There is no collective bargaining agreement in effect between the Company or any of its Subsidiaries and any labor unions or organizations representing any of the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any organized slowdown, work interruption strike or work stoppage by its employees, and, to the Knowledge of the Company, there is no strike, labor dispute or union organization activity pending or threatened affecting the Company or any of its Subsidiaries.
          (b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, the employment of each employee of the Company and its Subsidiaries is terminable at the will of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any employment, non-competition, severance or similar contract or agreement (excluding any confidentiality (or similar) agreement that has been entered into with any full-time employee of the Company or any of its Subsidiaries, the current form of which has been made available by the Company to the Emdeon Entities). To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any Person other than the Company or its Subsidiaries that materially restricts the performance of that employee’s rights to perform his or her regular duties as an employee of the Company or its Subsidiaries.
          (c) The Company and its Subsidiaries are, and since July 1, 2006, have been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. Other than claims filed with a Governmental Authority that have not been disclosed to the Company and its Subsidiaries, there is no unfair labor practice claim or proceeding brought by or on behalf of any employee or former employee of the Company or its Subsidiaries under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries.

     Section 3.9 Employee Benefits.
          (a) Section 3.9(a) of the Company Disclosure Schedule lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any ERISA Affiliate of the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company or its Subsidiaries, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries otherwise has any liabilities or obligations (the “Employee Benefit Plans”).
          (b) No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (iii) is a multiple employer plan as defined in Section 413(c) of the Code, and neither the Company, any of its Subsidiaries, nor any ERISA Affiliate of the Company or its Subsidiaries has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii) or (iii) above within the last six (6) years.
          (c) Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. The Company and its Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements, except where the failure to so timely pay would result in immaterial incremental liability. Neither the Company, any Subsidiary of the Company, any ERISA Affiliates nor, to the Knowledge of the Company, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company, any Subsidiary of the Company, or the Emdeon Entities to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements.
          (d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such U.S. Employee Benefit Plan, and no employee of the Company or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company, any Subsidiary of the Company or any ERISA Affiliate for any violation of Section 409A of the Code.
          (e) With respect to each Employee Benefit Plan, the Company has delivered to the Emdeon Entities complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last two (2) years); (ii) a copy of the three (3) most recent Form 5500 annual reports for the Company’s 401(k) Plan, if any, required under ERISA or the Code; (iii) if the

Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; (iv) any actuarial reports (if any); (v) all correspondence with the Internal Revenue Service, Department of Labor regarding any Employee Benefit Plan; and (vi) all discrimination tests for each Employee Benefit Plan for the most recent plan year (if any). The Company has disclosed to the Emdeon Entities the terms and conditions of any unwritten Employee Benefit Plan.
          (f) None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.
          (g) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified or may rely on an opinion letter with respect to a prototype plan, or a timely application for such determination is now pending or there is time remaining for such an application and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.
          (h) Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise entitle any current or former director or employee of the Company or any Subsidiary of the Company to any payment from the Company or any Subsidiary of the Company.
          (i) There are no pending or, to the Knowledge of the Company, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. Neither the Company nor any Subsidiary of the Company is a party to any material agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.
          (j) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.
     Section 3.10 Legal Proceedings, Orders.
          (a) There are no Proceedings pending (i) by or against the Company or any of its Subsidiaries, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company, no such Proceeding has been threatened. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, since July 1, 2006, there have not been any Orders rendered against, or any settlements effected by, the Company or any of its Subsidiaries in connection with any Proceedings brought by or against the Company or any of its Subsidiaries.
          (b) There are no Orders outstanding (i) against the Company or any of its Subsidiaries, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company, no such Order has been threatened.
     Section 3.11 Compliance with Legal Requirements; Governmental Authorizations.
          (a) The Company and its Subsidiaries are, and at all times since July 1, 2006, have been, in compliance in all material respects with all Legal Requirements that are or were applicable to the operation of their business or the ownership or use of any of their assets. The Company and its Subsidiaries have not received, at any time since July 1, 2006, any written notice from any Governmental Authority regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement.
          (b) Section 3.11(b) of the Company Disclosure Schedule contains a true and complete list of each material Governmental Authorization (including each Environmental Permit) that is held by the Company or any of its Subsidiaries. Each such Governmental Authorization is valid and in full force and effect. The Company and its Subsidiaries are, and at all times since July 1, 2006, have been, in compliance in all material respects with each such Governmental Authorization. The Company and its Subsidiaries have not received, at any time since July 1, 2006, any written notice from any Governmental Authority regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Governmental Authorizations listed in Section 3.11(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company and its Subsidiaries to conduct and operate their business in all material respects in the manner it is currently conducted.
     Section 3.12 Environmental Matters.
          (a) The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with any Environmental Laws. The Company and its Subsidiaries have obtained and are and have been in compliance in all material respects with all Governmental Authorizations required by all Environmental Laws (the “Environmental Permits”).
          (b) Except for general warnings and other communications that are issued by the Occupational Health and Safety Administration or similar state or local agency and that are intended for the public at large, neither the Company nor any of its Subsidiaries has received any citation, directive, inquiry, notice, Order, summons, warning, request for information, or other written communication from a Governmental Authority that relates to, (i) Hazardous Materials, (ii) any alleged, actual, or potential violation of or failure to comply with any Environmental Laws, or (iii) any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Leased Real Property, the assets of the Company or any of its Subsidiaries or any properties or assets (whether real, personal or mixed) in which the Company or any of its Subsidiaries had an interest, or with respect to any property or facility to which Hazardous Materials are generated, manufactured, refined, transferred, imported, used or processed by the Company or any of its Subsidiaries or any other Person for whose conduct it is or may be held responsible have been transported, treated, stored, handled, transferred, disposed, recycled or received.
          (c) The Company has delivered to the Emdeon Entities true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Materials or the release (as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C § 9601 et seq., as amended (“CERCLA”)) thereof at, in, on or under assets of the Company and its Subsidiaries or the Leased Real Property, or concerning compliance, by the Company, any of its Subsidiaries, or any other Person for whose conduct the Company or any of its Subsidiaries are or may be held responsible, with Environmental Laws.
     Section 3.13 Insurance. Section 3.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company or any of its Subsidiaries are covered or otherwise relating to the business of the Company or its Subsidiaries, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates, and whether each such policy are claims-made or occurrence-based. Such policies are in full force and effect, and the Company and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and have otherwise performed in all material respects all of its obligations under, each such policy of insurance.
     Section 3.14 Contracts; No Defaults.
          (a) Section 3.14(a) of the Company Disclosure Schedule lists each of the Material Company Contracts.
          (b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule:
               (i) Each Material Company Contract is in full force and effect and represents the valid and binding obligation of the Company and its Subsidiaries and, to the Knowledge of the Company, any other party thereto;
               (ii) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Company Contract, is or since July 1, 2006, has been, in breach or default under any Material Company Contract; and
               (iii) Since July 1, 2006, neither the Company nor any of its Subsidiaries has given to, or received from, any other party to any Material Company Contract, any written notice or communication regarding any actual or alleged breach of or default under any Material Company Contract by the Company, any Subsidiary of the Company or any other party to such Material Company Contract.
          (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the Company has entered into a written contract with each of its Material Customers governing the provision of services to such customer.
          (d) True and complete copies of each of the Material Company Contracts as of the date of this Agreement have been made available to the Emdeon Entities.
     Section 3.15 Intellectual Property; Software.
          (a) Section 3.15(a) of the Company Disclosure Schedule (i) sets forth a complete and accurate list of (x) all Registered Intellectual Property, and (y) all material Software products owned by the Company or any of its Subsidiaries, and material trademarks of the Company or any of its Subsidiaries, and (ii) specifies, where applicable, the jurisdictions in which each item of such Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 3.15(a) of the Company Disclosure Schedule lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office) related to any of the Registered Intellectual Property. The Company and its Subsidiaries have complied in all material respects with all applicable disclosure requirements and have not committed any fraudulent act in the application for and maintenance of any Intellectual Property of the Company and its Subsidiaries. Each item of Registered Intellectual Property, excluding any Registered Intellectual Property that is the subject of any application or other preliminary submission, is valid, subsisting and enforceable. All necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities for the purposes of maintaining such Registered Intellectual Property.
          (b) Except as set forth on Section 3.15(b) of the Company Disclosure Schedule: (i) the Company and its Subsidiaries own and have good and exclusive title to each item of the Company-Owned Intellectual Property, including all Registered Intellectual Property, free and clear of any Encumbrance, and have the valid and enforceable right to use, transfer, license and encumber all such Registered Intellectual Property (excluding any Registered Intellectual Property that is the subject of any application or other preliminary submission); (ii) the Company and its Subsidiaries own or have the right to use or operate under all of the Company Intellectual Property; (iii) to the Knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property necessary to the operation and conduct of the business as conducted as of the date of this Agreement; and (iv) no Person has any rights to use any of the Company-Owned Intellectual Property except in the Ordinary Course of Business, nor has the Company or any of its Subsidiaries granted to any Person or authorized any Person to retain any ownership rights in the Company-Owned Intellectual Property. Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, to the extent that any work, invention or Intellectual Property has been developed or created by an employee or a third party for the Company or any of its Subsidiaries, the Company and/or a Subsidiary has a written agreement with such employee or third party with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.
          (c) The contracts, licenses, sublicenses and agreements listed on Section 3.15(c) of the Company Disclosure Schedule include all material contracts, licenses, sublicenses and agreements with respect to any of the Company Intellectual Property (excluding any commercial off-the-shelf software) (“IP Licenses”). All of the IP Licenses are in full force and effect. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in the breach, modification, cancellation, termination, or suspension of any of the IP Licenses without the payment of additional amounts other than ongoing fees, except for any such breach, modification, cancellation, termination, or suspension, which would not reasonably be expected to have a Company Material Adverse Effect. Except as listed on Section 3.15(c) of the Company Disclosure Schedule, there are no contracts, licenses, sublicenses or agreements between the Company or any of its Subsidiaries and any other Person with respect to the Company Intellectual Property under which there is any dispute Known to the Company regarding the scope of any such agreement, or performance under such contract, license, sublicense or agreement, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.
          (d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has or is infringing, misappropriating or violating any material Company-Owned Intellectual Property.
          (e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, (i) the operation of the business of the Company and its Subsidiaries has not and does not infringe (directly, contributorily, by inducement, or otherwise), misappropriate or violate the Intellectual Property of any Person issued, granted or otherwise protected under the laws of the United States or Canada and has not and does not constitute unfair competition or trade practices under the Laws of the United States or Canada or any state, province or local jurisdiction therein, and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not and does not infringe (directly, contributorily, by inducement, or otherwise), misappropriate or violate the Intellectual Property of any Person issued, granted or otherwise protected under the laws of any jurisdiction outside of the United States and Canada and has not and does not constitute unfair competition or trade practices under the laws of any jurisdiction outside of the United States and Canada. Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no claims with respect to any of the Company Intellectual Property have been asserted or, to the Knowledge of the Company, threatened by any Person.
          (f) No Company-Owned Intellectual Property, or product or Software of the Company produced using or embodying the Company-Owned Intellectual Property, is subject to any proceedings or outstanding Order or stipulation restricting in any material manner the sale, use or licensing thereof by the Company or any of its Subsidiaries, or which materially affect the validity, use or enforceability of such Company-Owned Intellectual Property.
          (g) The Company and its Subsidiaries have taken all material steps that are reasonably required or necessary to protect its rights in the Company’s and its Subsidiaries’ material confidential information and trade secrets, and any material confidential information or trade secrets of third parties provided to it related thereto. The Company and its Subsidiaries have enforced a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements substantially in their standard forms, and all current employees and contractors of the Company and its Subsidiaries have executed such an agreement.
          (h) Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement will result in (i) the Surviving Entity or its Subsidiaries granting to any Person any right to or with respect to any Company Intellectual Property, or (ii) the Surviving Entity or any of its Subsidiaries being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company and its Subsidiaries prior to the Closing. The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the

Company and its Subsidiaries in any Company-Owned Intellectual Property.
          (i) The Company and its Subsidiaries have secured any export licenses that are necessary or appropriate for the current distribution of any of the Company’s and its Subsidiaries’ products and Software outside the United States.
          (j) Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, no open source, public source or freeware software, code or other technology, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, was or is, used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Software. With the sole exception of Open SSL, all open source, public source or freeware software, code and technology set forth in Section 3.15(j) of the Company Disclosure Schedule (i) is only used internally by the Company and its Subsidiaries and solely for internal purposes; (ii) except as set forth on Section 3.15(j) of the Company Disclosure Schedule, has not been incorporated into or combined with any Software; and (iii) is not licensed or otherwise provided or distributed to any Person. To the extent any open source, public source or freeware software, code or technology is incorporated into or combined with any Software, to the Knowledge of the Company, there are alternatives for such software, code or technology that are readily available.
          (k) The Company has exercised commercially reasonable efforts to ensure that all source code for all Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Software. Except as set forth in Section 3.15(k) of the Company Disclosure Schedule, (i) none of the source code of the Software has been published or disclosed or licensed or made available to any Person other than employees of the Company or one of its Subsidiaries subject to confidentiality obligations, and (ii) no licenses or rights have been granted to any Person to distribute or to otherwise use or create derivative works from the source code for any Software. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company product or Software to any escrow agent or other Person except as set forth in Section 3.15(k) of the Company Disclosure Schedule.
     Section 3.16 Relationships with Company Related Persons. Except as set forth in Section 3.16 of the Company Disclosure Schedule, (i) no owner (direct or indirect), director, officer or manager of the Company or its Subsidiaries (any such individual, a “Company Related Person”), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Company Related Person, is, or since July 1, 2006, has been, directly or indirectly, an owner of more than 5%, or a director or officer, of any Material Customer or Material Supplier or otherwise involved in any business arrangement or relationship with the Company or its Subsidiaries or any Material Customer or Material Supplier, other than employment arrangements entered into in the Ordinary Course of Business, and (ii) no Company Related Person or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since July 1, 2006, has owned, any material property or right, tangible or intangible, used by the Company or its Subsidiaries in the conduct of their business.
     Section 3.17 No Undisclosed Liabilities. Except as set forth in Section 3.17 of the

Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for (i) liabilities or obligations reflected or reserved against in any of the Financial Statements, (ii) current liabilities or obligations incurred in the Ordinary Course of Business of the Company and its Subsidiaries since the Reference Balance Sheet Date, and (iii) liabilities or obligations taken into account when calculating the Closing Date Net Working Capital Account.
     Section 3.18 Absence of Certain Changes and Events. Since the Reference Balance Sheet Date, there has not been any Company Material Adverse Effect. Since the Reference Balance Sheet Date, (i) the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business, and (ii) except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has:
          (a) granted any increase in the base compensation of, or paid any bonuses or other compensation to, any of its officers and employees outside the Ordinary Course of Business;
          (b) adopted, amended, or increased the payments or benefits under, any Employee Benefit Plan outside of the Ordinary Course of Business;
          (c) acquired assets outside of the Ordinary Course of Business, including acquired any business, whether by merger, consolidation, the purchase of a substantial portion of the assets or equity interests of such business or otherwise;
          (d) sold, leased, or otherwise disposed of any assets outside of the Ordinary Course of Business;
          (e) made, or made any commitment with respect to, any capital expenditures outside the scope of the most recent budget of the Company and its Subsidiaries previously made available to the Emdeon Entities in the Data Room;
          (f) incurred, assumed, or guaranteed any Indebtedness (excluding any Indebtedness incurred pursuant to the Company Credit Facility as in effect on the date hereof), or made any loans, advances or capital contributions to, or investments in, any other Person;
          (g) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $30,000 or outside the Ordinary Course of Business;
          (h) experienced any damage, destruction or loss (whether or not covered by insurance) to any of the assets of the Company and its Subsidiaries in excess of $30,000;
          (i) made any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures, or distributed any accounts receivable to any Company Members;
          (j) made any material change in its accounting or tax methods; or
          (k) entered into any agreement, whether oral or written, to do any of the foregoing.

     Section 3.19 Material Customers and Material Suppliers.
          (a) Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list of each of the customers of the Company and its Subsidiaries to whom the Company or any of its Subsidiaries has sales volume in excess of $100,000 during the twelve (12) month period ended May 31, 2009 (the “Material Customers”), and the amount of sales to each Material Customer during such period.
          (b) Section 3.19(b) of the Company Disclosure Schedule sets forth a true and complete list of each of the suppliers of the Company and its Subsidiaries from which the Company or any of its Subsidiaries has made total purchases in excess of $75,000 during the twelve (12) month period ended May 31, 2009 (the “Material Suppliers”), and the amount of purchases from each Material Supplier during such period.
          (c) Since June 30, 2008, except as set forth on Section 3.19(c) of the Company Disclosure Schedule, no Material Supplier or Material Customer (i) has provided the Company or its Subsidiaries any written notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such Material Supplier or Material Customer and the Company and its Subsidiaries, or (ii) has cancelled or otherwise terminated any Company Contract or purchase or sales order with the Company or its Subsidiaries that was material to the business of the Company and its Subsidiaries, taken as a whole.
     Section 3.20 HIPAA.
          (a) Each Covered Entity (as defined in the regulations set forth at 45 CFR Parts 160 and 164 (the “Federal Privacy and Security Regulations”)) owned, operated by the Company or any of its Subsidiaries, including but not limited to any healthcare clearinghouse and any group health plan sponsored by the Company or any of its Subsidiaries, is in and, since the date compliance became required, has been in compliance in all material respects with, the applicable requirements of the Federal Privacy and Security Regulations, the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 USC Sections 1320d through d-8 (collectively, “HIPAA”), regulations promulgated pursuant to HIPAA, and state privacy laws. The Company and each of its Subsidiaries is currently submitting, receiving and handling or capable of submitting, receiving and handling electronic transactions that meet the applicable requirements of the regulations set forth at 45 CFR Parts 160 and 162 (the “Federal Transaction Regulations”) in connection with the operation of their business as it is presently conducted.
          (b) When acting as a business associate as defined in the Federal Privacy and Security Regulations, the Company and each of its Subsidiaries have entered into business associate agreements with each of its Covered Entity (as defined in the Federal Transaction Regulations) customers under the applicable requirements of 45 CFR §§ 164.504(e) and 164.314, such agreements permit the Company and its Subsidiaries to operate their business as it is presently conducted, and neither the Company nor any of its Subsidiaries is in material breach of any such agreements. The Company and its Subsidiaries have in place policies necessary to implement their respective obligations under any such agreements.
          (c) Neither the Company nor any of its Subsidiaries has received any complaints or notices of investigation (including but not limited to inquiries or other communications from the

Department of Health and Human Services Office for Civil Rights) from any Governmental Authority regarding the uses or disclosures of, or information security practices or incidents regarding, individually identifiable health-related information of the Company or any of its Subsidiaries, or any of the agents, employees or contractors of the Company or any of its Subsidiaries. With regard to individually identifiable health-related information, to the Knowledge of the Company, there has not been any non-permitted use or disclosure, breach of a business associate or confidentiality agreement or security incident (each as determined by reference to the Federal Privacy and Security Regulations or state law, as applicable) by, or involving the information systems of the Company or any of its Subsidiaries or by any of their respective agents, employees or contractors.
     Section 3.21 Business Combination Laws; No Dissenters’ Rights. No “fair price,” “moratorium,” “control share acquisition,” or similar anti-takeover statute or regulation enacted under any applicable Legal Requirements is applicable to the Merger or the transactions contemplated by this Agreement. No Company Member has any dissenter’s right of appraisal in connection with the consummation of the transactions contemplated hereby, including under the TLLCA, the organizational documents of the Company, or other applicable Legal Requirements.
     Section 3.22 Bank Accounts. Section 3.22 of the Company Disclosure Schedule contains a list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box, or in which cash or cash equivalents of the Company or its Subsidiaries are otherwise held; and (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries.
     Section 3.23 Brokers or Finders. Neither the Company nor any of its Subsidiaries has incurred or is or will become subject to any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
     Section 3.24 Managers and Officers. Section 3.24 of the Company Disclosure Schedule lists each of the managers, directors and officers of the Company and its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EMDEON ENTITIES
     Except as set forth in the disclosure schedule provided by the Emdeon Entities to the Company on the date hereof and accepted in writing by the Company (the “Emdeon Disclosure Schedule”), each Emdeon Entity jointly and severally represents and warrants as of the date of this Agreement to the Company and each Company Member, as set forth in this Article IV (it being understood that the Emdeon Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV, and the disclosures in any section or paragraph of the Emdeon Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article IV and (b) other sections or paragraphs in this Article IV to the extent that it is reasonably clear from a reading of the disclosure and such other section or paragraph that such disclosure also qualifies or applies to such other section or paragraph):
     Section 4.1 Organization and Good Standing. Each Emdeon Entity is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. Complete and accurate copies of the organizational documents of each Emdeon Entity have been delivered to the Company.
     Section 4.2 Authority, No Conflict.
          (a) This Agreement constitutes the legal, valid, and binding obligation of each of the Emdeon Entities, enforceable against each of the Emdeon Entities in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Emdeon Entities of each of the documents and instruments to be executed and delivered by them at Closing pursuant to Section 1.6(b) (collectively, the “Emdeon Closing Documents”), each of the Emdeon Closing Documents will constitute the legal, valid, and binding obligation of each Emdeon Entity a party thereto, enforceable against each such Emdeon Entity in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Each Emdeon Entity has the right, power and authority to execute and deliver this Agreement and the Emdeon Closing Documents and to perform its obligations under this Agreement and the Emdeon Closing Documents, and such action has been duly authorized by all necessary limited liability company or corporate action (as appropriate) by each such Emdeon Entity.
          (b) Neither the execution and delivery of this Agreement by the Emdeon Entities nor the consummation or performance of any of the transactions contemplated hereby by the Emdeon Entities will give any Person any right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to (i) any provision of any Emdeon Entities’ certificate of formation or articles of organization, limited liability company agreement or operating agreement; (ii) any Legal Requirement, or any Order of any Governmental Authority, to which any Emdeon Entity or its assets are subject; or (iii) any material contract or agreement to which any Emdeon Entity is a party or by which any Emdeon Entity may be bound.
          (c) No Emdeon Entity is or will be required to obtain any consent or approval from any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
     Section 4.3 Capitalization. Section 4.3 of the Emdeon Disclosure Schedule sets forth, as of the date hereof and immediately prior to giving effect to the transactions contemplated hereby, the members of EBS Master and the number of units of EBS Master held by such members. Except as set forth in Section 4.3 of the Emdeon Disclosure Schedule, as of the date hereof and immediately prior to giving effect to the transactions contemplated hereby, there are no (i) outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating EBS Master to issue or sell, or repurchase, redeem or otherwise acquire, any units of ownership interest of, or any other equity or ownership interests in, EBS Master, or any securities convertible or exchangeable into units of ownership interest of, or any other equity or ownership interests in, EBS Master, or (ii) voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any units of ownership interest of, or any other equity or ownership interests in, EBS

Master. Complete and accurate copies of all of the documents listed on Section 4.3 of the Emdeon Disclosure Schedule have been delivered to the Company. Section 4.3 of the Emdeon Disclosure Schedule sets forth the organizational structure of the Emdeon Entities, including each of the Emdeon Entities and the ultimate parent company(ies) of all of the Emdeon Entities.
     Section 4.4 Financial Statements. The Emdeon Entities have made available to the Company the following financial statements, copies of which are attached as Section 4.4 of the Emdeon Disclosure Schedule: (i) the consolidated balance sheets of Emdeon Inc. (“Emdeon”) and its Subsidiaries as of December 31, 2008 and 2007, and the consolidated statements of operations, consolidated statements of equity and consolidated statements of cash flows of Emdeon and its Subsidiaries as of and for the years ended December 31, 2008 and 2007, of Emdeon as of and for the period begun November 16, 2006 and ended December 31, 2006, and of Emdeon’s predecessor company as of and for the period begun January 1, 2006 and ended November 15, 2006, including in each case the notes thereto, together with the report of the independent certified public accounting firm to be signed by such firm as set forth therein, in the form included in the Registration Statement on Form S-1/A filed by Emdeon with the Securities and Exchange Commission on June 16, 2009; and (ii) the consolidated balance sheets of Emdeon and its Subsidiaries as of March 31, 2009 and December 31, 2008, and the consolidated statements of operations, consolidated statements of equity and consolidated statements of cash flows of Emdeon and its Subsidiaries as of and for the three-month periods ended March 31, 2009 and March 31, 2008, in the form included in the Registration Statement on Form S-1/A filed by Emdeon with the Securities and Exchange Commission on June 16, 2009 (the financial statements referred to in clauses (i) and (ii) above, collectively, the “Emdeon Financial Statements”). The Emdeon Financial Statements have been prepared in accordance with GAAP, consistently applied (except, in the case of the unaudited financial statements referred to in clause (ii) above, for normal recurring year end adjustments (the effect of which would not reasonably be expected, individually or in the aggregate, to be material)). The Emdeon Financial Statements referred to in clause (i) fairly present in all material respects the financial position of Emdeon (or, as noted above, its predecessor company) and its Subsidiaries, and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified, subject to the assumptions regarding the reorganization described in Note 1 therein. The Emdeon Financial Statements referred to in clause (ii) fairly present in all material respects the financial position of Emdeon and its Subsidiaries, and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified, subject to the assumptions regarding the reorganization described in Note 1 therein. Since March 31, 2009, there has not been an Emdeon Material Adverse Effect.
     Section 4.5 Confidential Information Statement/Private Placement Memorandum. To the Knowledge of the Emdeon Entities, the private placement memorandum delivered prior to the date hereof to the Company Member Equity Recipients in connection with the contemplated issuance of the EBS Master Units pursuant to the terms of this Agreement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     Section 4.6 Legal Proceedings, Orders.
          (a) There are no Proceedings pending by or against the Emdeon Entities or any of their Subsidiaries that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the

Emdeon Entities, no such Proceeding has been threatened.
          (b) There are no Orders outstanding that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Emdeon Entities, no such Order has been threatened.
     Section 4.7 Sufficient Financial Resources. The Emdeon Entities possess sufficient financial resources, and at the Closing the Emdeon Entities will possess sufficient funds, to permit the Emdeon Entities to pay the Base Cash Consideration at Closing in accordance with Article II.
     Section 4.8 Brokers or Finders. Neither the Emdeon Entities nor any of their officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
     Section 4.9 Taxes.
          (a) Since its formation, (i) EBS Master has been taxed as a partnership for federal income Tax purposes, (ii) Envoy has been a wholly-owned indirect subsidiary of EBS Master that is a disregarded entity for federal income Tax purposes, and (iii) Merger Sub has been a wholly-owned direct subsidiary of Envoy that has been a disregarded entity for federal income Tax purposes.
          (b) Neither EBS Master nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date that would result in additional personal income tax liability to the Company Members as a result of any:
               (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
               (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or
               (iii) installment sale or open transaction disposition made on or prior to the Closing Date.
          (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to EBS Master or any of its Subsidiaries raising any of the matters set forth in clauses (i)-(iii) of Section 4.9(b) above. Neither EBS Master nor any of its Subsidiaries has received from any Governmental Authority (including jurisdictions where EBS Master or its Subsidiaries have not filed Tax Returns) a (x) notice indicating an intent to open an audit or other review, (y) request for information related to Tax matters, or (z) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against EBS Master or any of its Subsidiaries, in each case, that raises any of the matters referenced in clauses (i)-(iii) of Section 4.9(b) above.

ARTICLE V
ADDITIONAL AGREEMENTS
     Section 5.1 Cash at Closing. At the Closing, the Company shall cause there to be a cash balance as calculated in accordance with Generally Accepted Accounting Principles equal to at least $282,800. At the Closing, settlement deposits shall equal settlement payments.
     Section 5.2 Indebtedness. The Company shall have paid or otherwise satisfied in full, at or prior to the Closing, all Indebtedness payable by the Company or any of its Subsidiaries to any Person (including any Company Member or Affiliate thereof), and the Company shall have caused to be paid or otherwise satisfied in full, at or prior to Closing, all Indebtedness payable to the Company or any of its Subsidiaries by any Company Member or Affiliate thereof.
     Section 5.3 Indemnification and Insurance.
          (a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former managers, directors or officers of the Company and/or any of its Subsidiaries (the “Indemnified Managers/Officers”) as provided in the Company’s operating agreement (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Entity and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified (except as required by Legal Requirement) for a period of four (4) years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Managers/Officers (it being understood that the foregoing will not limit or restrict, following the Closing, any merger, conversion or reorganization involving the Surviving Entity, subject to the foregoing provisions).
          (b) Effective as of the Closing, the Company has purchased a tail policy (to be in effect for a period of four (4) years after the Effective Time) of directors’ and officers’ liability insurance (the “Tail Policy”) covering the Indemnified Managers/Officers who are currently covered by the Company’s directors’ and officers’ liability insurance policies with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time. The Tail Policy provides substantially the same coverage and amounts as the Company’s directors and officers liability insurance policies in effect as of the date hereof. The costs of the Tail Policy shall be fully accrued for on the Closing Balance Sheet and shall be included in the calculation of the Closing Date Net Working Capital Amount (except to the extent previously paid by the Company).
          (c) For the avoidance of doubt, the provisions of this Section 5.3 shall survive the Closing and the consummation of the Merger.
     Section 5.4 Publicity. The parties agree that (a) the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a press release of the Emdeon Entities, subject to the review and approval of the Members’ Representative, such approval not to be unreasonably withheld or delayed; and (b) any subsequent press releases or other public communications related to this Agreement and the transactions contemplated hereby, if at all, shall be made by the Emdeon Entities, and will not be subject to the review or approval by the Members’ Representative; provided, however, that if any such subsequent press releases or other public communications referenced in this clause (b) include additional material terms not previously disclosed in any prior press releases, SEC filings or other public communications permitted hereunder, such subsequent press releases or other public communications will be subject to the review and approval of the Members’ Representative, such approval not to be unreasonably withheld or delayed; and, provided, further, that (i) nothing contained herein will limit any party from making any announcements, statements or acknowledgments that such party is required by applicable Legal Requirements to make, issue or release, and (ii) nothing contained herein will limit the Emdeon Entities or their Affiliates from making any disclosures that such Emdeon Entity or its Affiliate reasonably deems necessary or appropriate to be made in filings with the SEC.
     Section 5.5 Assistance with SEC Filings. In order to assist with potential future SEC filing requirements of the Emdeon Entities’ ultimate parent, the Members’ Representative shall cooperate with the Emdeon Entities’ ultimate parent in its efforts to cause the independent accountants of the Company and its Subsidiaries to (i) re-issue their audit opinion on the Company’s historical 2008, 2007 and 2006 audited financial statements, and (ii) deliver consents to the inclusion or incorporation by reference of such report in the SEC filings of the Emdeon Entities’ ultimate parent. The Emdeon Entities shall reimburse the Members’ Representative for all reasonable accountants’ fees and expenses incurred by the Members’ Representative in connection with performing its obligations under this Section 5.5.
     Section 5.6 Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
ARTICLE VI
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between the Emdeon Entities and the Company Members for certain Tax matters following the Closing Date:
     Section 6.1 Responsibility for Filing Tax Returns.
          (a) Filing of Tax Returns. The Members’ Representative (on behalf of the Company Members) shall prepare and file (or cause to be prepared and filed) all Tax Returns for the Company and its Subsidiaries pertaining to taxable years that end on or before the Closing Date and will pay or cause to be paid all Taxes showing thereon as owing. The Emdeon Entities shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries other than those described in the preceding sentence and, subject to the right to payment from the Members’ Representative under the next sentence, the Emdeon Entities shall pay all Taxes shown as due on those Tax Returns. Not later than two (2) days prior to the filing of any such Tax Returns, the Member’s Representative (on behalf of the Company Members on a joint and several basis), shall pay to the Emdeon Entities any Taxes payable described in Section 7.2(c)(i) of this Agreement with respect to such filed Tax Returns.
          (b) Review Rights.

               (i) Solely with respect to Tax Returns where the due date for filing thereof (including any extensions permitted under applicable Legal Requirements) is at least sixty (60) days following the close of the applicable taxable period, no later than fifty-five (55) days prior to the due date for filing thereof, the Emdeon Entities shall provide the Members’ Representative with drafts of all Tax Returns prepared by it pursuant to Section 6.1(a), but only to the extent such Tax Returns pertain to taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date. The Members’ Representative shall have the right to review and provide comments on such Tax Returns during the fifteen (15) day period following the receipt of such Tax Returns. The Members’ Representative and the Emdeon Entities shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 6.1(b)(i). Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. In the event that the Emdeon Entities and the Members’ Representative do not resolve all issues arising as a result of any Tax Returns described in this Section 6.1(b)(i) within ten (10) days after the Members’ Representative makes any objection, the dispute shall be resolved by Independent Accountants, whose determination shall be conclusive and binding on the parties. The Independent Accountants shall resolve any disputed items within thirty (30) days of having such items referred to them pursuant to such procedures as they may require. The costs, fees and expenses of the Independent Accountants for their engagement pursuant to this Section 6.1(b)(i) shall be borne equally by the Emdeon Entities, on the one hand, and the Members’ Representative (on behalf of the Company Members), on the other hand.
               (ii) Solely with respect to Tax Returns where the due date for filing thereof (including any extensions permitted under applicable Legal Requirements) is at least sixty (60) days following the close of the applicable taxable period, no later than fifty-five (55) days prior to the due date for filing thereof, the Members’ Representative shall provide the Emdeon Entities with drafts of all Tax Returns prepared by it pursuant to Section 6.1(a). The Emdeon Entities shall have the right to review and provide comments on such Tax Returns during the fifteen (15) day period following the receipt of such Tax Returns; provided, however, that the Emdeon Entities shall only have the right to provide comments on IRS Forms 1065 if the Emdeon Entities determine in good faith that such comments are necessary to avoid the imposition of penalties or are necessary to ensure such Forms 1065 are filed in accordance with this Agreement. The Members’ Representative and the Emdeon Entities shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 6.1(b)(ii). Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. In the event that the Emdeon Entities and the Members’ Representative do not resolve all issues arising as a result of any Tax Returns described in this Section 6.1(b)(ii) within ten (10) days after the Emdeon Entities make any objection, the dispute shall be resolved by Independent Accountants, whose determination shall be conclusive and binding on the parties. The Independent Accountants shall resolve any disputed items within thirty (30) days of having such items referred to them pursuant to such procedures as they may require. The costs, fees and expenses of the Independent Accountants for their engagement pursuant to this Section 6.1(b)(ii) shall be borne equally by the Emdeon Entities, on the one hand, and the Members’ Representative (on behalf of the Company Members), on the other hand.
     Section 6.2 Straddle Periods. For purposes of this Agreement, the liability for Taxes for any taxable period of the Company and its Subsidiaries that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period, shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.
     Section 6.3 Refunds and Tax Benefits. Any income Tax refunds that are received by the Emdeon Entities, the Company or the Subsidiaries of the Company, and any amounts credited against income Tax to which the Emdeon Entities, the Company or the Subsidiaries of the Company become entitled, that relate to income Tax periods or portions thereof of the Company and its Subsidiaries ending on or before the Closing Date (other than any such refunds or credits of Tax that are (a) attributable to a loss, credit or other tax attribute arising in periods beginning after the Closing Date (including the portion of a Straddle Period beginning after the Closing Date) or (b) taken into account in the calculation of the Closing Date Net Working Capital Amount) shall be for the account of the Company Members, and, subject to Section 7.2(c) of this Agreement, the Emdeon Entities shall pay over to the Members’ Representative, for the benefit of the Company Members, any such refund or the amount of any such credit within fifteen (15) days after receipt thereof.
     Section 6.4 Cooperation on Tax Matters.
          (a) The Emdeon Entities and the Members’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (b) The Emdeon Entities and the Members’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.
     Section 6.5 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne 50% by the Emdeon Entities and 50% by the Company Members (which fees the Members’ Representative will cause the Company Members to pay to the Emdeon Entities).
     Section 6.6 Purchase Price Allocation. The Emdeon Entities shall prepare an allocation of the Merger Consideration (and other costs required to be capitalized) to the “sale” portion of the transaction in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder and the “Code section 721 contribution” portion of the transaction (the “Purchase Price Allocation”) and shall, no later than forty-five (45) days after the Closing Date, provide the Purchase Price Allocation to the Members’ Representative for the Members’ Representative’s review and approval. The Members’ Representative shall notify the Emdeon Entities of any objections to the Purchase Price Allocation within thirty (30) days after the Emdeon Entities provide the Purchase

Price Allocation, and the Emdeon Entities and the Members’ Representative will work in good faith to try to resolve any differences. In the event that the Emdeon Entities and the Members’ Representative do not mutually agree with respect to the Purchase Price Allocation within ten (10) days after the Members’ Representative makes any objection, the dispute shall be resolved by Independent Accountants, as experts and not as an arbitrator, who shall review the Purchase Price Allocation and make any adjustments necessary thereto in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder. The determination of the Independent Accountants shall be conclusive and binding on the parties. The Independent Accountants shall resolve any disputed items within thirty (30) days of having such items referred to them pursuant to such procedures as they may require. The costs, fees and expenses of the Independent Accountants for their engagement pursuant to this Section 6.6 shall be borne equally by the Emdeon Entities, on the one hand, and the Members’ Representative (on behalf of the Company Members), on the other hand. Each of the Emdeon Entities, the Company and the Members agree to file all Tax Returns using the Purchase Price Allocation, and none of them shall take a position on any Tax Return contrary to the Purchase Price Allocation unless otherwise required by law.
     Section 6.7 Amended Tax Returns. Except as required by law (as determined by a nationally recognized accounting firm chosen by the Emdeon Entities) or to otherwise avoid the imposition of penalties, the Emdeon Entities shall not amend, and shall not permit any of their Affiliates to amend, any Tax Return of the Company or any of its Subsidiaries pertaining to any taxable year or period (or portion thereof) that ends on or before the Closing Date without the prior written consent of the Members’ Representative, which consent may not be unreasonably withheld, conditioned, or delayed.
     Section 6.8 Audits and Other Proceedings. Notwithstanding anything to the contrary in this Agreement, Section 7.7 shall not govern the resolution of any claim by a Governmental Authority in respect of Taxes of the Company or any of its Subsidiaries for which indemnity is provided under this Agreement, and the following procedures shall govern the resolution of any claim by a Governmental Authority in respect of Taxes relating to the Company or any of its Subsidiaries for a Pre-Closing Tax Period (as defined below in Section 7.2(c)(i)) which may give rise to a liability for which the Emdeon Indemnified Persons may have an indemnification claim under this Agreement (a “Pre-Closing Tax Claim”):
          (a) If the Emdeon Entities or the Surviving Entity, as the case may be, receives written notice of a Pre-Closing Tax Claim, then the Emdeon Entities or the Surviving Entity, as the case may be, will give the Members’ Representative prompt written notice thereof (provided that the parties acknowledge, for the avoidance of doubt, that the Members’ Representative is not obligated to indemnify any Person hereunder and references to liability of the Indemnifying Person shall be references to claims against the Escrowed Consideration or under the Indemnification Agreements); provided, however, that the failure to notify the Members’ Representative will not relieve any liability owed to the Emdeon Entities, except to the extent that the Members’ Representative demonstrates that the defense of such Third-Party Claim is prejudiced by the Emdeon Entities’ failure to give such notice.
          (b) The Members’ Representative will have the right to defend against the Pre-Closing Tax Claim with counsel of its choice reasonably satisfactory to the Emdeon Entities so long as (i) the Members’ Representative notifies the Emdeon Entities in writing within fifteen (15) days after notice of the Pre-Closing Tax Claim that the Members’ Representative will undertake the defense of the Pre-Closing Tax Claim, (ii) the Pre-Closing Tax Claim does not involve Taxes for a period (or portion thereof) other than a Pre-Closing Period and (iii) the Members’ Representative conducts the defense of the Pre-Closing Tax Claim actively and diligently. The Emdeon Indemnified Persons may retain separate co-counsel at their sole cost and expense and participate in the defense of the Pre-Closing Tax Claim. The Emdeon Entities or the Surviving Entity, as the case may be, shall execute all such waivers, powers of attorney and other documents necessary or appropriate for Members’ Representative’s counsel of choice to participate in the defense of a Pre-Closing Tax Claim. The Emdeon Entities or the Surviving Entity, as the case may be, shall execute any compromise or settlement of a Pre-Closing Tax Claim required by Members’ Representative.
          (c) Notwithstanding anything herein to the contrary, the Members’ Representative will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Pre-Closing Tax Claim that may have the effect of increasing Taxes in any Tax period that ends after the Closing Date without the prior written consent of the Surviving Entity, which shall not be unreasonably conditioned, delayed or withheld.
          (d) If the Members’ Representative does not deliver the notice contemplated by clause (i) of Section 6.8(b) within fifteen (15) days after the notice of the Pre-Closing Tax Claim has been given or if such notice is given on a timely basis, but the Members’ Representative is no longer conducting the defense of such Pre-Closing Tax Claim actively and diligently, the Emdeon Entities or the Surviving Entity, as the case may be, may defend and consent to the entry of any judgment, or enter into any compromise or settlement with respect to the Pre-Closing Tax Claim in any manner they may deem appropriate (and the Emdeon Entities or the Surviving Entity, as the case may be, need not consult with, or obtain any consent from, the Members’ Representative in connection therewith), and the Members’ Representative shall no longer have the right to defend such Pre-Closing Tax Claim and shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to such Pre-Closing Tax Claim. In the event the Emdeon Entities or the Surviving Entity, as the case may be, conducts the defense of the Pre-Closing Tax Claim pursuant to this Section 6.8(d), the Emdeon Entities or the Surviving Entity, as the case may be, will be reimbursed promptly and periodically for the costs of defending the Pre-Closing Tax Claim (including reasonable attorneys’ fees and expenses) and will be indemnified for any and all Damages that the Emdeon Indemnified Persons may incur or suffer arising from or in connection with the Pre-Closing Tax Claim to the fullest extent provided in this Agreement.
          (e) If the Pre-Closing Tax Claim involves Taxes for a Straddle Period, the Emdeon Entities or the Surviving Entity may defend the claim; provided, however, the Emdeon Entities or the Surviving Entity, as the case may be (i) shall allow the Members’ Representative (and its counsel) to participate in the defense of the claim to the extent the claim relates to Taxes for a Pre-Closing Tax Period, and (ii) shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to such Pre-Closing Tax Claim without the prior written consent of the Members’ Representative, which shall not be unreasonably conditioned, delayed or withheld.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 7.6.
     Section 7.2 Indemnification and Reimbursement of Emdeon Indemnified Persons. Pursuant and subject to the terms hereof and the terms of the Escrow Agreement and the Indemnification Agreements, each of the Emdeon Entities, the Surviving Entity and their respective Affiliates, and their respective officers, directors, managers, shareholders, members, representatives and agents (collectively, the “Emdeon Indemnified Persons”), shall be indemnified, held harmless and reimbursed for and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:
          (a) any breach of any representation or warranty made by the Company in Article III of this Agreement, but expressly excluding any Damages arising from or in connection with Unknown Patent Liabilities (in respect of which the Emdeon Indemnified Persons will be entitled to receive indemnification in accordance with Section 7.2(d));
          (b) any breach of (i) any covenant or agreement in this Agreement by (x) the Company at or prior to Closing or (y) the Members’ Representative, and (ii) any covenant or agreement in the Escrow Agreement by the Members’ Representative;
          (c) (i) any Taxes which are unpaid as of the Closing Date (and not otherwise accounted for in the calculation of the Closing Date Net Working Capital Amount) with respect to the Company or any Subsidiary of the Company and which are imposed on or otherwise payable by any Emdeon Entity, or any Affiliates of any Emdeon Entity, the Surviving Entity or any of the Subsidiaries of the Surviving Entity, with respect to (A) taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date (any such taxable period or portion thereof of such Straddle Period, the “Pre-Closing Tax Period”), and (B) Transfer Taxes for which the Company Members are liable pursuant to this Agreement, and (ii) the lost benefit of any credit, deduction or loss for Tax purposes which would have been available to reduce or otherwise offset Taxes of the Emdeon Entities but for a breach of any representation or warranty made in Section 3.7;
          (d) any infringement (directly, contributorily, by inducement or otherwise), misappropriation or violation of any of the issued patents, patent rights and/or patent applications listed on Section 3.15(e) of the Company Disclosure Schedule (the “Listed Patents”) or any Unknown Patent, that occurred as a result of the operation of the business of the Company or any of its Subsidiaries prior to the Effective Time;
          (e) any amounts payable by the Surviving Entity or any other Emdeon Indemnified Persons to the Indemnified Managers/Officers in connection with any rights of indemnification of the Indemnified Managers/Officers arising as a result of any claims brought by parties other than Emdeon Indemnified Persons (except to the extent that the Surviving Entity or any other Emdeon Indemnified Persons are reimbursed therefor under the Tail Policy); and
          (f) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Company or any of its Subsidiaries (or any Person acting on their behalf) in connection with the transactions contemplated hereby.

     Section 7.3 Indemnification and Reimbursement of Company Indemnified Persons. Each Emdeon Entity shall jointly and severally indemnify and hold harmless the Company’s officers, managers, members (including Company Members), representatives and agents (collectively, the “Company Indemnified Persons”), and shall reimburse the Company Indemnified Persons for, any Damages arising from or in connection with:
          (a) any breach of any representation or warranty made by any Emdeon Entity in Article IV of this Agreement;
          (b) any breach of any covenant or obligation contained in this Agreement or the Escrow Agreement by any Emdeon Entity; and
          (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Emdeon Entities (or any Person acting on their behalf) in connection with the transactions contemplated hereby.
     Section 7.4 Limitations on Indemnification of Emdeon Indemnified Persons. Notwithstanding anything contained herein to the contrary, the right of the Emdeon Indemnified Persons to be indemnified, held harmless and reimbursed pursuant to Section 7.2 is subject to the following limitations and qualifications:
          (a) There shall be no liability under, and the Emdeon Indemnified Persons shall have no right to recover or seek any amounts under, Section 7.2(a) or Section 7.2(d) until the total amount of Damages incurred by the Emdeon Indemnified Persons under Section 7.2(a) and Section 7.2(d) (on a collective basis) exceeds $600,000 (the “Basket”), and then only for the amount by which such Damages exceed the Basket.
          (b) Except as provided in Section 7.4(e) with respect to actions or claims for indemnification based upon any intentional misstatement or fraudulent misrepresentation, and subject to the proviso in Section 7.9, any liability under Section 7.2 shall be satisfied (i) with respect to claims made by the Emdeon Entities made on or before the date that is eighteen (18) months following the Closing Date, exclusively from the Escrowed Consideration pursuant to the terms hereof and the terms of the Escrow Agreement, and/or (ii) with respect to any claims made by the Emdeon Entities after such date, exclusively under the Indemnification Agreements, subject to the limits of this Agreement and pursuant to the terms thereof and hereof.
          (c) The maximum amount of Damages that may be recovered by the Emdeon Indemnified Persons under Section 7.2(a), Section 7.2(d) and Section 7.2(e) (on a collective basis) will be $16,635,440 (the “Emdeon Indemnity Cap”).
          (d) The limitations set forth in Section 7.4(a) shall not apply to breaches of Section 3.2(a) (Authority), Section 3.4 (Capitalization), Section 3.7 (Taxes) and Section 3.21 (Business Combination Laws; No Dissenters’ Rights).
          (e) Nothing contained herein (including Section 7.4(a), Section 7.4(b) or Section 7.4(c)) shall limit or restrict any Emdeon Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon any intentional misstatement or fraudulent misrepresentation.

          (f) There shall be no liability under, and the Emdeon Indemnified Persons shall have no right to recover or seek any amounts under, Section 7.2, to the extent of any Damages arising out of or in connection with any infringement (directly, contributorily, by inducement or otherwise), misappropriation or violation of any Unknown Patent or Listed Patent for events of infringement, misappropriation or violation that occur after the Effective Time (irrespective of whether the Company or any of its Subsidiaries infringed, misappropriated or violated such Unknown Patent or Listed Patent prior to the Effective Time) (“Post-Closing Infringement”). For the avoidance of doubt, in the event of any Third-Party Claim (a “Joint IP Third-Party Infringement Claim”) alleging both Post-Closing Infringement and any infringement (directly, contributorily, by inducement or otherwise), misappropriation or violation of any Unknown Patent or Listed Patent as a result of the operation of the business of the Company (or the Surviving Entity, as applicable) and its Subsidiaries prior to the Effective Time (“Pre-Closing Infringement”), the Emdeon Indemnified Persons will be entitled to receive indemnification to the extent any Damages are attributable to Pre-Closing Infringement pursuant to the terms set forth herein but will not be entitled to receive indemnification to the extent any Damages are attributable to Post-Closing Infringement.
     Section 7.5 Limitations on Indemnification of Company Indemnified Persons. Notwithstanding anything contained herein to the contrary, the obligation of the Emdeon Entities to indemnify the Company Indemnified Persons pursuant to Section 7.3 is subject to the following limitations and qualifications:
          (a) The Emdeon Entities will have no indemnification liability under Section 7.3(a) until the total amount of Damages incurred by the Company Indemnified Persons under Section 7.3(a) exceeds the Basket, and then only for the amount by which such Damages exceed the Basket.
          (b) The maximum indemnification liability of the Emdeon Entities under Section 7.3(a) will be $5,000,000.
          (c) The limitations set forth in Section 7.5(a) shall not apply to breaches of Section 4.2(a) (Authority), Section 4.3 (Capitalization) and Section 4.9 (Taxes).
          (d) Nothing contained herein (including Section 7.5(a) and Section 7.5(b)) shall limit or restrict any Company Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon any intentional misstatement, fraudulent misrepresentation or violation of or failure to comply with the Securities Act or any other applicable securities Legal Requirement.
     Section 7.6 Time Limitations.
          (a) There shall be no liability under, and the Emdeon Indemnified Persons shall have no right to recover or seek any amounts under, Section 7.2(a) or Section 7.2(d), unless on or before the date that is eighteen (18) months after the Closing Date, the Emdeon Entities notify the Members’ Representative of a good faith claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Emdeon Entities; provided, however, that any claim with respect to Section 3.2(a) (Authority), Section 3.4 (Capitalization), and Section 3.7 (Taxes), may be made by the Emdeon Entities at any time prior to 30 days following the expiration of the applicable statute of limitations period.

          (b) The Emdeon Entities will have no indemnification liability under Section 7.3(a), unless on or before the date that is eighteen (18) months after the Closing Date, the Members’ Representative notifies the Emdeon Entities of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Members’ Representative; provided, however, that any claim with respect to Section 4.2(a) (Authority), Section 4.3 (Capitalization), and Section 4.9 (Taxes) may be made by the Members’ Representative at any time prior to 30 days following the expiration of the applicable statute of limitations period.
     Section 7.7 Third-Party Claims.
          (a) Promptly after receipt by a Person entitled to indemnity under Section 7.2 or Section 7.3 (an “Indemnified Person”) of notice of the assertion of any claim against such Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to (i) with respect to Section 7.2, the Members’ Representative, and (ii) with respect to Section 7.3, the Emdeon Entities (in either case, an “Indemnifying Person”; provided that the parties acknowledge, for the avoidance of doubt, that the Members’ Representative is not obligated to indemnify any Person under Section 7.2 and references to liability of the Indemnifying Person shall be references to claims against the Escrowed Consideration or pursuant to the Indemnification Agreements, as applicable), of the assertion of such Third-Party Claim; provided, however, that the failure to notify the Indemnifying Person will not relieve any liability owed to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice. For the avoidance of doubt, it is acknowledged that any claims for Damages made by the Emdeon Entities under this Section 7.7 on or before the date that is eighteen (18) months after the Closing Date will be made in accordance with the terms of the Escrow Agreement (including the time periods and procedures set forth therein governing any such claims and responses to claims), and that any claims for Damages made by the Emdeon Entities under this Section 7.7 after the date that is eighteen (18) months after the Closing Date will be made in accordance with the terms of the Indemnification Agreements.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. If the Indemnifying Person provides notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in any such case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) Business Days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
          (c) Notwithstanding the foregoing, if either (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person reasonably determines on advise of counsel that joint representation would be reasonably likely to result in an ethical conflict of interest for the defending law firm or (ii) the Indemnified Person reasonably determines that a Third-Party Claim will adversely affect the Indemnified Person in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement (it being agreed that a Joint IP Third-Party Infringement Claim will constitute such a claim by the Emdeon Entities), then the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim; provided, however, that (x) the costs and expenses of the defense (including attorneys’ fees) of such Third-Party Claim shall be borne by the Indemnified Person to the extent that (but only to the extent that) any such Third-Party Claim is attributable to any matter for which the Indemnified Person is not entitled to indemnification or reimbursement hereunder other than by reason of the limitations in Section 7.4(a) or Section 7.5(a), as applicable, and (y) the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented in such proceedings by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
     Section 7.8 Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by (i) in the case of any claim by the Emdeon Indemnified Persons under Section 7.2, notice to the Members’ Representative, and (ii) in the case of any claim by the Company Indemnified Persons under Section 7.3, notice to the Emdeon Entities. For the avoidance of doubt, it is acknowledged that any claims for Damages made by the Emdeon Entities under this Section 7.8 on or before the date that is eighteen (18) months after the Closing Date will be made in accordance with the terms of the Escrow Agreement (including the time periods and procedures set forth therein governing any such claims and responses to claims), and that any claims for Damages made by the Emdeon Entities under this Section 7.8 after the date that is eighteen (18) months after the Closing Date will be made in accordance with the terms of the Indemnification Agreements.
     Section 7.9 Exclusive Remedy. Except for a claim for Damages described in Section 7.4(e) or Section 7.5(d), the indemnification provided for in this Article VII shall be the exclusive post-Closing remedy available to an Indemnified Person in connection with any breach of this Agreement and/or any Damages arising out of the matters set forth in this Agreement or the transactions contemplated hereunder; provided, however, that nothing herein will limit any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights (excluding rights to receive monetary payments) under this Agreement or otherwise in connection with the transactions contemplated hereby. Nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement entered at Closing to obtain Damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof.
     Section 7.10 No Double Materiality. For purposes of calculating the amount of Damages to which the Emdeon Indemnified Persons and Company Indemnified Persons are entitled under this Article VII (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.
     Section 7.11 Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Merger Consideration for all Tax purposes.
     Section 7.12 Insurance Proceeds; Third Parties. The amount of Damages recoverable by any Indemnified Person under this Article VII with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnified Person or any of its Affiliates from an insurance carrier or a third party (net of any costs and expenses incurred in obtaining such recovery, excluding any increase in premiums to the extent specifically allocable to such claim) with respect to the Damages to which such indemnity claim relates, including any payment received from any third party from which the Indemnified Person has contractual indemnification rights. Each Indemnified Person shall pursue or use commercially reasonable efforts to pursue any insurance claims to which they may be entitled in connection with any Damages they incur. To the extent that any Damages are recoverable by any Indemnified Person under the terms of any contract between such Indemnified Person and a customer of such Indemnified Person (an “Indemnified Person Customer”), such Indemnified Person shall be required to send a bona fide written notice and invoice to such Indemnified Person Customer seeking to recover such amounts. In addition, to the extent that any Damages are recoverable by any Indemnified Person under the terms of any contract between such Indemnified Person and any person other than an Indemnified Person Customer, Indemnified Person shall pursue or use commercially reasonable efforts to pursue its claims under such contract, and if an Indemnifying Person pays such Damages to such Indemnified Person in connection therewith in satisfaction of an indemnification claim hereunder, the Indemnifying Person will be subrogated to the rights of such Indemnified Person to the extent of such payment. If any Indemnified Person receives any insurance payment or payment from a third party in connection with any claim for Damages for which it has already received an indemnification payment pursuant to this Article VII, it shall pay to the Indemnifying Person, within thirty (30) days of receiving such insurance or third party payment, an amount equal to the excess of (i) the amount previously received by such Indemnified Person under this Article VII with respect to such claim plus the amount of the insurance and/or third party payments received (net of any costs and expenses incurred in obtaining such recovery), over (ii) the amount of Damages with respect to such claim which such Indemnified Person is entitled to receive under this Article VII; provided, however, that in no event will the amount payable to any Indemnifying Person pursuant to this sentence with respect to such claim exceed the amount paid by any Indemnifying Person with respect to such claim under this Article VII.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Expenses. Except as otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Company shall be paid by the Company (and, to the extent unpaid as of the Effective Time, shall be taken into account in determining the Closing Date Net Working Capital pursuant to the terms hereof), and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Emdeon Entities shall be paid by the Emdeon Entities.
     Section 8.2 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that any of the Emdeon Entities may assign any of their rights and delegate any of their obligations under this Agreement (i) to any Affiliate of such Emdeon Entity, and (ii) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving any such Emdeon Entity; provided, however, that no such assignment or delegation will relieve any Emdeon Entity from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 8.2; provided, however, that (i) the provisions of Article VII shall be for the benefit of the Indemnified Persons (provided that, notwithstanding the foregoing, the Company Indemnified Persons may only make a claim through the Members’ Representative in accordance with Section 8.11), and (ii) the provisions of Section 5.3 shall be for the benefit of the Indemnified Managers/Officers.
     Section 8.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):
If to the Members’ Representative:
Longhorn Members Representative, LLC
155 Windover Drive
Asheville, North Carolina 28803
Attention: Murray Lyle, Sole Member and Manager
Facsimile: (828) 651-9115
with a copy to:
Alston & Bird LLP
2200 Ross Avenue
Suite 3601
Dallas, Texas 75201
Attention: Darren C. Hauck
Facsimile: (214) 922-3899

If to the Emdeon Entities:
Emdeon Business Services LLC
3055 Lebanon Pike, Suite 1000
Nashville, TN 37214
Attention: Gregory T. Stevens
Facsimile: (615) 340-6153
with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238
Attention: Howard H. Lamar III
               Kevin H. Douglas
Facsimile: (615) 742-2709
                  (615) 742-0454
     Section 8.4 Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) constitutes the entire agreement among the parties and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof (other than the Confidentiality Agreement, which will remain in full force and effect and is incorporated by reference herein and made a part hereof). This Agreement may not be amended except by a written agreement signed by the Emdeon Entities and the Members’ Representative.
     Section 8.5 Waiver. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties, provided that a waiver by EBS Master shall bind all of the Emdeon Entities; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Except as set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Recognizing that Alston & Bird LLP has acted as legal counsel to the Company prior to the Closing, and that Alston & Bird LLP intends to act as counsel to the Members’ Representative and one or more of such Company Members after the Closing, the Surviving Entity hereby waives, on its own behalf, any conflicts that may arise in connection with Alston & Bird LLP representing the Members’ Representative and/or any Company Member after the Closing with respect to disputes related to any of the Merger, this Agreement and each of the other agreements and documents required to be executed and/or delivered hereunder.
     Section 8.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the parties regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Emdeon Entities and the Company (or, following the Closing, by the Emdeon Entities and the Members’ Representative) with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
     Section 8.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction, to the effect that any ambiguities are to be resolved against the drafting party, will not be available in the interpretation of this Agreement.
     Section 8.8 Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.
     Section 8.9 Execution of Agreement; Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
     Section 8.10 Waiver of Jury Trial. The parties hereby waive any right to trial by jury in any action or proceeding arising out of or in any way pertaining to this Agreement or the transactions contemplated hereby, whether now or hereafter arising, and whether sounding in contract, tort, or otherwise. Any party may file a copy of this Section 8.10 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties to irrevocably waive trial by jury, and that any proceeding or action whatsoever between the parties relating to this Agreement or the transactions contemplated hereby will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.
     Section 8.11 Members’ Representative.
          (a) Longhorn Members Representative, LLC, a North Carolina limited liability company having Murray Lyle as its sole member and manager (the “Members’ Representative”), shall be constituted and appointed as agent for and on behalf of each Company Member, and the true and lawful attorney in fact of each Company Member, with full power and authority in each of the Company Member’s names, to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Company Members, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Company Members pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, including actions in connection with the determination of the Closing Date Net Working Capital Amount and the Final Adjustment Amount pursuant to Section 2.3 and the defense and/or settlement of any indemnification claims of any Emdeon Indemnified Person pursuant to Article VII, to take all actions authorized by the Escrow Agreement, including defending or settling any claims thereunder and releasing and transferring any of the Escrowed Consideration to the Emdeon Entities in accordance with the terms set forth therein, and all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing. Such agency may be changed by a vote or written consent by the holders of a majority of the voting Company Units as of the Closing Date, voting in the same manner as would have been voted in accordance with the organizational documents of the Company as in effect immediately prior to the Closing Date (the “Majority Holders”), from time to time upon not less than ten (10) days’ prior written notice to the Emdeon Entities. If at any time Murray Lyle ceases for any reason to be either the sole manager or the sole member of the Members’ Representative, the Majority Holders shall choose another Company Member to act as the Members’ Representative under this Agreement. The Company Indemnified Persons may not make a claim for indemnity against the Emdeon Entities pursuant to this Agreement except through the Members’ Representative, who shall make such a claim only upon the written direction of the Majority Holders; provided, however, that such written direction of the Majority Holders shall not be required in the case of any claim for indemnity against the Emdeon Entities made by any Company Indemnified Person pursuant to this Agreement which is brought by one or more Company Indemnified Person seeking indemnification that will not benefit the other Company Indemnified Persons on a pro rata basis (such a claim an “Exempted Claim”). Notwithstanding any other terms of this Agreement, in the event an Exempted Claim is made, the Members’ Representative will (i) take all reasonable direction from the Company Indemnified Persons bringing such Exempted Claim (“Exempted Claimants”) with regards to such Exempted Claim, (ii) provide the Exempted Claimants bringing such Exempted Claim all notices and communications regarding such Exempted Claim as required pursuant to Article VII of this Agreement, and (iii) be promptly reimbursed by the Exempted Claimants for all reasonable expenses, disbursements and advances incurred by the Members’ Representative in connection with the performance of its obligations with respect to such Exempted Claim. Each Exempted Claimant shall indemnify and hold harmless the Members’ Representative from any and all Damages that are incurred by the Members’ Representative as a result of actions taken, or actions not taken, by the Members’ Representative in connection with the performance of its obligations with respect to such Exempted Claim, except to the extent that such Damages arise from the gross negligence or willful misconduct of the Members’ Representative. Once the Members’ Representative has initiated a claim for indemnity, all acts and decisions of the Members’ Representative in connection with such matter shall be binding on all the Company Indemnified Persons. No bond shall be required of the Members’ Representative, and the Members’ Representative shall receive no compensation for services provided hereunder. Notices or communications to or from the Members’ Representative shall constitute notice to or from each of the Company Members.
          (b) The Members’ Representative will be entitled to engage such counsel, experts and other agents as the Members’ Representative deems necessary or proper in connection with performing the Members’ Representative’s obligations hereunder, and will be promptly reimbursed by the Company Members for all reasonable expenses, disbursements and advances incurred by the Members’ Representative in such capacity upon demand. Except as provided in Section 8.11(a) with respect to Exempted Claims, each Company Member shall indemnify and hold harmless the

Members’ Representative from such Company Member’s pro rata share, based upon such Company Member’s pro rata share of the total outstanding Company Units as of the Closing Date, of any and all Damages that are incurred by the Members’ Representative as a result of actions taken, or actions not taken, by the Members’ Representative herein, except to the extent that such Damages arise from the gross negligence or willful misconduct of the Members’ Representative. The Members’ Representative shall not be liable to the Company Members for any act done or omitted hereunder as Members’ Representative, excluding acts which constitute gross negligence or willful misconduct.
          (c) All amounts received by the Members’ Representative on behalf of the Company Members under this Agreement will be promptly paid by the Members’ Representative to the Company Members pro rata based upon such Company Member’s share of the total outstanding Company Units as of the Closing Date; provided, however, that the Members’ Representative will be entitled to set off any amounts payable to the Members’ Representative under Section 8.11(b) against amounts otherwise payable to the Company Members pursuant to this Section 8.11(c) or released Escrowed Consideration for the benefit of the Company Members.
          (d) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any of the Company Members (except as otherwise provided herein) or by operation of law, whether by the death or incapacity of any Company Member or by the occurrence of any other event. A decision, act, consent or instruction of the Members’ Representative in respect of any action under this Agreement shall constitute a decision of all of the Company Members and any other Company Indemnified Person and shall be final, binding and conclusive upon each such Company Member and other Company Indemnified Persons, and the Emdeon Entities may rely upon any decision, act, consent or instruction of the Members’ Representative hereunder as being the decision, act, consent or instruction of each and every such Company Member and any other Company Indemnified Persons. The Emdeon Entities shall be able to rely conclusively on the proper distribution of such amounts by the Members’ Representative among the Company Members upon receipt by the Members’ Representative of such amounts. The Emdeon Entities are hereby relieved from any liability to any Person (including any Company Member or any other Company Indemnified Person) for any acts done by them in accordance with such decision, act, consent or instruction of the Members’ Representative, to the extent delegated to the Members’ Representative hereunder.
          (e) The provisions of this Section 8.11 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Person may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 8.11 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Company Member, and any references in this Agreement to a Company Member or the Company Members shall mean and include the successors to such Company Member’s or Company Members’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
     Section 8.12 Submission to Jurisdiction. Each party hereto hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction and venue of the United States District Court for the District of Delaware and the jurisdiction of any court of the State of Delaware sitting in New

Castle County, and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding.
[remainder of page intentionally left blank]

[signature page of Agreement and Plan of Merger]
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EBS Master: EBS Master LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Its:	Secretary

Envoy: Envoy LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Its:	Secretary

Merger Sub: Emdeon Merger Sub LLC

By:	/s/ Gregory T. Stevens

Name:	Gregory T. Stevens

Its:	Secretary

Company: eRx Network, L.L.C.

By:	/s/ Kevin P. Mahoney
Name:	Kevin P. Mahoney
Its:	VP & CFO

Members’ Representative: Longhorn Members Representative, LLC

By:	/s/ Murray Lyle

Name:	Murray Lyle
Its:	Sole Member and Manager

Annex A
Defined Terms
Index of Terms Defined Elsewhere in this Agreement
     Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section
Agreement	First Paragraph
Audited Financial Statements	Section 3.3(a)
Base Cash Consideration	Section 2.2(b)
Base EBS Master Units	Section 2.2(b)
Basket	Section 7.4(a)
Board of Managers	Section 1.6(ix)
CERCLA	Section 3.12(c)
Certificate of Merger	Section 1.5
Closing	Section 1.5
Closing Cash Consideration	Section 2.2(d)
Closing Date	Section 1.5
Closing Date Balance Sheet	Section 2.3(a)(i)
Closing Date Net Working Capital Amount	Section 2.3(a)(i)
Closing Statement	Section 2.3(a)(i)
Company	First Paragraph
Company Closing Documents	Section 3.2(a)
Company Disclosure Schedule	First Sentence of Article III
Company Indemnified Persons	Section 7.3
Company Member Closing Documents	Section 2.2(a)
Company Option Plan	Section 1.6(a)(ix)
Company Real Property Leases	Section 3.6(a)
Company Related Person	Section 3.16
Current Option Plan	Section 3.4(d)
Current Plan Option Payments	Section 2.6(b)
Current Plan Options	Section 2.6(b)
Damages	Section 7.2
EBS Master	First Paragraph
EBS Master LLC Agreement	Section 1.6(a)(v)
Effective Time	Section 1.5
Emdeon	Section 4.4
Emdeon Entities	First Paragraph
Emdeon Indemnified Persons	Section 7.2
Emdeon Indemnity Cap	Section 7.4(c)
Emdeon Closing Documents	Section 4.2(a)
Emdeon Disclosure Schedule	First Sentence of Article IV
Emdeon Financial Statements	Section 4.4
Employee Benefit Plans	Section 3.9(a)
Environmental Permits	Section 3.12(a)

Defined Term	Section
Envoy	First Paragraph
Equity Holder Release	Section 2.2(a)
Escrow Agent	Section 1.6(b)(iv)
Escrow Agreement	Section 1.6(a)(iii)
Escrowed Cash	Section 2.2(e)
Escrowed Consideration	Section 2.2(e)
Escrowed EBS Master Units	Section 2.2(e)
Estimated Closing Date Balance Sheet	Section 2.3(a)(i)
Estimated Net Working Capital Amount	Section 2.3(a)(i)
Estimated Working Capital Adjustment	Section 2.3(a)(i)
Final Adjustment Amount	Section 2.3(a)(iv)
Financial Statements	Section 3.3
Federal Privacy and Security Regulations	Section 3.20(a)
Federal Transaction Regulations	Section 3.20(a)
Funds Flow Statement	Section 1.6(a)(xv)
HIPAA	Section 3.20(a)
Indemnification Agreements	Section 2.2(a)
Indemnified Managers/Officers	Section 5.3(a)
Indemnified Person	Section 7.7(a)
Indemnified Person Customer	Section 7.12(a)
Indemnifying Person	Section 7.7(a)
Independent Accountants	Section 2.3(a)(iii)
IP Licenses	Section 3.15(c)
Joint IP Third-Party Infringement Claim	Section 7.4(f)
Leased Real Property	Section 3.6(a)
Letter of Transmittal	Section 2.2(a)
Listed Patents	Section 7.2(d)
Majority Holders	Section 8.12(a)
Mark Lyle Employment Agreement	Section 1.6(a)(vii)
Material Customers	Section 3.19(a)
Material Suppliers	Section 3.19(b)
Member Release	Section 2.2(a)
Members’ Representative	Section 8.12(a)
Members’ Representative Authorized Payments	Section 2.2(d)(i)
Merger	Recitals
Merger Consideration	Section 2.2(b)
Merger Sub	First Paragraph
Murray Lyle Employment and Consulting Agreement	Section 1.6(a)(vii)
Non-Delivering Company Members	Section 2.2(f)
Options	Section 2.6(a)
Option Holders	Section 2.6(a)
Option Letter Agreements	Section 2.6(a)
Option Payment	Section 2.6(b)
Per Unit Merger Consideration	Section 2.2(c)
Post-Closing Infringement	Section 7.4(f)
Pre-Amendment Option Plan	Section 3.4(d)
Pre-Amendment Plan Option Payments	Section 2.6(a)

Defined Term	Section
Pre-Amendment Plan Options	Section 2.6(a)
Pre-Closing Infringement	Section 7.4(f)
Pre-Closing Tax Claim	Section 6.8
Pre-Closing Tax Period	Section 7.2(c)
Purchase Price Allocation	Section 6.6
Reference Balance Sheet Date	Section 3.3
Restrictive Covenant Agreements	Section 1.6(a)(iv)
Second Look Collections	Section 2.3(c)
Second Look Period	Section 2.3(c)
Straddle Period	Section 6.2
Subscription Agreement	Section 1.6(a)(ii)
Surviving Entity	Section 1.1
Tail Policy	Section 5.3(b)
TBOC	Section 1.1
Third Party Claim	Section 7.7(a)
TLLCA	Section 1.1
Unaudited Financial Statements	Section 3.3
Vacation Hours Excess	Section 5.1
     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex A:
     “401(k) Plan” means the Company’s 401(k) plan.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
     “Business Day” means any day other than Saturday or Sunday or any other day which banks in Nashville, Tennessee are permitted or required to be closed.
     “Closing Receivables” means all accounts receivable and other receivables, whether billed or unbilled, of the Company and its Subsidiaries as of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Contract” means any contract or agreement (whether written or oral) (a) under which the Company or any of its Subsidiaries has or may acquire any rights or benefits, (b) under which the Company or any of its Subsidiaries has or may become subject to any obligation or liability, or (c) by which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries is or may become bound (and includes, without limitation, the Company Real Property Leases).
     “Company Credit Facility” means that certain Business Loan Agreement (Asset-Based), dated as of October 29, 2007, by and between the Company and JPMorgan Chase Bank, NA and the other certificates and documents contemplated thereby.
     “Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries that is necessary to the operation of the business of the Company or any of its Subsidiaries and performance of the services of the business as it currently is conducted.
     “Company Material Adverse Effect” means any material adverse change in or material adverse effect on the operations, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided that “Company Material Adverse Effect” shall exclude the impact of any changes and/or effects resulting from (1) changes in general economic conditions or financial or securities markets generally (except to the extent such effect has a material disproportionate impact on the Company and its Subsidiaries as compared to other companies generally or to other companies in its industry), or (2) changes in the industry in which the Company and its Subsidiaries operate (except to the extent such effect has a material disproportionate impact on the Company and its Subsidiaries as compared to other companies in its industry, respectively).
     “Company Member” means any Person holding Company Units.
     “Company Member Equity Recipient” means Now Technology, Inc. Lyle Holdings, LP, National Health Systems, Inc., Barry Guld, Richard Sage, Mike Ingram, Kevin Mahoney and James Fehring.
     “Company Units” means any units of membership interest of the Company.
     “Company-Owned Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries.
     “Company’s Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company in the preparation of the Financial Statements.
     “Confidentiality Agreement” means the letter agreement between Emdeon Business Services LLC and the Company dated as of May 2, 2008.
     “Data Room” means the electronic collection of documentation with respect to the Company and its Subsidiaries made available by the Company to the Emdeon Entities through the Merrill Data Site.
     “EBS Master Units” means units of limited liability company interest of EBS Master.
     “Emdeon Material Adverse Effect” means any material adverse change in or material adverse effect on the operations, assets, liabilities, results of operations or condition (financial or otherwise) of EBS Master and its Subsidiaries, taken as a whole, or on the ability of any Emdeon Entity to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided that “Emdeon Material Adverse Effect” shall exclude the impact of any changes and/or effects resulting from (1) changes in general economic conditions or financial or securities markets generally (except to the extent such effect has a material disproportionate impact on EBS Master and its Subsidiaries as compared to other companies generally or to other companies in its industry), or (2) changes in the industry in which EBS Master and its Subsidiaries operate (except to the extent such effect has a material disproportionate impact on EBS Master and its Subsidiaries as compared to other companies in its industry, respectively).
     “Encumbrance” means any lien, encumbrance, pledge, security interest, mortgage, encroachment or easement.
     “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law.
     “Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including soil, air, water and groundwater) or human health.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity that is considered a single employer with the Company or any Subsidiary of the Company under Section 414 of the Code.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.
     “Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, franchise, accreditation, registration, approval or consent.
     “Happy Harry Impairment” means the extent of an impairment charge against the Happy Harry Receivable taken by the Surviving Entity after the Effective Time and on or before the 60th day after the Closing, in accordance with GAAP, and applied on a basis consistent with the Company’s Accounting Practices and Procedures prior to Closing.
     “Happy Harry Receivable” means the receivable included as an “other receivable” on the Closing Date Balance Sheet owed by Walgreens to the Company in connection with Happy Harry.
     “Hazardous Materials” means any (a) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, (b) any other chemicals, materials or substances defined or regulated as “pesticide,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law, and (c) any other substance, material or waste which may be the subject of regulatory action by a Governmental Authority pursuant to any Environmental Law.
     “Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.
     “Intellectual Property” means all of the following, which may exist or be created under the laws of any jurisdiction in the world: (i) trademarks, trademark registrations, trademark rights, trade names, trade name rights, trade dress, Internet domain names, logos, slogans, service marks, service mark registrations, service mark rights and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) issued patents, patent rights and patent applications; (iii) registered and unregistered copyrights, copyrightable works, copyright registrations and applications to register the same; (iv) trade secrets and confidential, know-how, and proprietary information; (v) all inventions and improvements (whether or not patented or patentable), techniques, algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, formulae, inventions (whether or not patentable), network configurations and architectures, processes, protocols, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, web sites, works of authorship, and other forms of technology; and (vi) any other intellectual property or proprietary rights in any form or medium known or later devised, and all goodwill associated with any of the foregoing.
     “Knowledge of the Company” (and any similar expression) means any matters actually known by Mark Lyle, Murray Lyle, Kevin Mahoney, Richard Sage, Derrick White, Todd Evans or Mark Wilgus, provided that such individuals shall have made reasonable inquiry of any employees and directors/managers of the Company and its Subsidiaries whom such individuals reasonably believe would have actual knowledge of the matters represented; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.
     “Knowledge of the Emdeon Entities” (and any similar expression) means any matters actually known by George Lazenby, Bob Newport or Greg Stevens; provided that such individuals shall have made reasonable inquiry of any employees and directors of EBS Master and its Subsidiaries whom such individuals reasonably believe would have actual knowledge of the matters represented; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.
     “Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, regulation, order, directive or other legal statute or ruling from a Governmental Authority.
     “Material Company Contract” means any of the following Company Contracts:

     (a) any contract or agreement with a Material Customer or Material Supplier;
     (b) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company or any Subsidiary of the Company is a party;
     (c) any contract or agreement involving the sale of any assets of the Company or any Subsidiary of the Company (or the acquisition of any assets of any Person by the Company or any Subsidiary of the Company), in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise);
     (d) any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company or any Subsidiary of the Company, any guarantee made by the Company or any Subsidiary of the Company in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of the Company or any Subsidiary of the Company;
     (e) any employment, noncompetition or similar agreement between the Company or any of its Subsidiaries and any of the employees of the Company or any of its Subsidiaries, but excluding the confidentiality (or similar) agreement entered into by the Company and full-time employees of the Company, a current form of which has been made available to the Emdeon Entities in the Data Room;
     (f) any contract or agreement with any Governmental Authority;
     (g) any collective bargaining agreement or contract with any labor union;
     (h) any IP License;
     (i) any Company Real Property Lease;
     (j) any Company Contract that either (i) contains covenants that purport to limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or engage in competition with any Person, or (ii) contains “most favored nation” or substantially similar pricing provisions;
     (k) any other Company Contract that is otherwise material to the Company and its Subsidiaries, taken as a whole; and
     (l) each amendment, supplement and modification in respect of any of the foregoing.
     “Net Working Capital Amount” means the current assets of the Company and its Subsidiaries (excluding the Closing Receivables, except the Happy Harry Receivable which shall be included) minus the current liabilities of the Company and its Subsidiaries, in each case determined in accordance with GAAP and (except to the extent inconsistent with GAAP) applied on a basis consistent with the Company’s Accounting Practices and Procedures.

     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.
     “Ordinary Course of Business” means the ordinary course of business, consistent with past practice.
     “PDX Technology Agreement” means that certain Technology Agreement, dated as of March 29, 2001, by and among the Company, PDX, Inc., PCI Professional Systems, Inc., Freedom Data Systems, Inc. and National Health Information Network, Inc.
     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Leased Real Property that do not affect or interfere in a material way with the use of the Leased Real Property by the Company and its Subsidiaries; and (iv) any and all matters and encumbrances (including fee mortgages or ground leases) affecting the Leased Real Property not created or granted by the Company or its Subsidiaries but only to the extent that such matters and encumbrances do not materially interfere with the right of the Company or its Subsidiaries to use any of the Leased Real Property.
     “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
     “Principal Members” means Now Technology, Inc., Lyle Holdings, L.P., Mark Lyle, National Health Systems, Inc. Marty Monroe, Murray Lyle, Alan Waldrop and Ken Hill, Sr.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
     “Reference Net Working Capital Amount” means $2,000,000.
     “Registered Intellectual Property” means all Intellectual Property of the Company or any of its Subsidiaries that is the subject of an application, certificate, filing or registration issued by or recorded by any Governmental Authority, including all patents, registered copyrights, registered mask works, registered trademarks, Internet domain names, and all applications for any of the foregoing.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Software” means all computer programs and applications developed by or on behalf of the Company or any Subsidiary of the Company, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, and all documentation, including user manuals and training materials, related to any of the foregoing.
     “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Unknown Canadian Patent” means any patent, patent right or patent applications issued, applied for, granted or otherwise existing under the laws of Canada or any province or other jurisdiction within Canada, that is not Known to the Company as of the date of this Agreement.
     “Unknown Patent” means any Unknown Canadian Patent or Unknown U.S. Patent.
     “Unknown Patent Liabilities” means Damages arising as a result of or in connection with any Unknown Patent.
     “Unknown U.S. Patent” means any patent, patent right or patent applications issued, applied for, granted or otherwise existing under the laws of the United States of America or any state or other jurisdiction within the United States of America, that is not Known to the Company as of the date of this Agreement.